Exhibit 2.1
Execution Version

AGREEMENT AND PLAN OF MERGER
by and among
FITBIT, INC.,
GOOGLE LLC
and
MAGNOLIOPHYTA INC.
NOVEMBER 1, 2019

2

3

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 1, 2019, is entered into by and among Fitbit, Inc., a Delaware corporation (the “Company”), Google LLC, a Delaware limited liability company (“Parent”), and Magnoliophyta Inc., a Delaware corporation and a wholly owned Subsidiary (as defined below) of Parent (“Merger Sub”).
WHEREAS, the Company Board (as defined below) has unanimously (i) determined and resolved that this Agreement and the transactions contemplated hereby (the “Transactions”), including the Merger (as defined below), are advisable, fair to and in the best interest of the Company and the stockholders of the Company, (ii) approved this Agreement, the Merger, and the other Transactions, on the terms and subject to the conditions set forth in this Agreement, and (iii) determined and resolved to recommend that the stockholders of the Company adopt this Agreement;
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the parties intend that (i) Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (ii) each issued and outstanding share of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) and each issued and outstanding share of Class B Common Stock, par value $0.0001 per share, of the Company (the “Class B Common Stock” and, together with the Class A Common Stock, the “Company Common Stock” and each share of Company Common Stock, a “Share” and, collectively, the “Shares”), in each case other than Dissenting Shares (as defined below) and Shares held by Parent, Merger Sub, the Company (including Shares held in treasury by the Company) or any of their respective wholly owned Subsidiaries immediately prior to the Effective Time (as defined below), will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Merger Consideration (as defined below), on the terms and subject to the conditions set forth herein;
WHEREAS, Parent has (i) determined and resolved that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interest of Parent and (ii) approved this Agreement, the Merger, and the other Transactions, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the Board of Directors of Merger Sub has approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth herein; and
WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS
Section 1.01    Definitions.
As used herein, the following terms have the following meanings:
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms with respect to confidentiality that are materially no less restrictive of, and otherwise materially no more favorable to, the Third Party that is party to such agreement and its Affiliates and Representatives than the terms set forth in the Confidentiality Agreement are to Parent and its Affiliates and Representatives.
“Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal made or submitted by or on behalf of Parent) related to, or that would reasonably be expected to lead to, an Acquisition Transaction.
“Acquisition Transaction” means any transaction (including any single- or multi-step transaction) or series of transactions with a Person or “group” (as defined in Exchange Act) relating to (i) the acquisition of at least fifteen percent (15%) of the assets (other than cash and cash equivalents) of, equity interests in, the Company and its Subsidiaries, taken as a whole, pursuant to a merger, reorganization, recapitalization, consolidation, joint venture or other business combination, sale combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or otherwise, or (ii) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets (other than cash and cash equivalents), consolidated revenues or earnings of the Company involved is fifteen percent (15%) or more.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Anticorruption Laws” means the US Foreign Corrupt Practices Act of 1977, as amended and any other anticorruption or anti-bribery Applicable Law applicable to the Company or any of its Subsidiaries.
“Applicable Law” means, with respect to any Person, any Law that is binding on or applicable to such Person, or its Subsidiaries or its or their respective properties, assets or businesses.
“Audited Balance Sheet” means the audited consolidated balance sheets of the Company as of December 31, 2018.

“Business Associate Agreement” means a Contract that addresses the provisions for “business associate contracts” required by 45 C.F.R. § 164.504(e) and § 164.314(a), as amended.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by Applicable Law to close.
“Closing Date” means the date on which the Closing occurs.
“Code” means the United States Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.
“Company Board” means the Board of Directors of the Company.
“Company Contract” means any Contract binding upon the Company or any of its Subsidiaries or to which any of them are a party, or by which, or to which, any of their respective properties, rights, or assets are bound.
“Company Employee” means any employee, consultant, independent contractor or officer of the Company or any of its Subsidiaries.
“Company Employee Plan” means each plan, program, policy, practice or Contract providing for employment, compensation, pensions, retirement pay, profit-sharing, incentive or deferred compensation, stock option, stock appreciation, stock purchase or other stock-related benefits, change in control, retention, employee stock ownership, severance pay, vacation, bonuses, medical, vision, dental or other health plans, life insurance, employee assistance, relocation benefits, post-employment retirement benefits, unemployment benefits, disability or sick leave benefits, workers’ compensation benefits, and each other employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, any “employee welfare benefit plan” as that term is defined in Section 3(1) of ERISA, any “employee pension benefit plan” as that term is defined in Section 3(2) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, for the benefit of any current or former Company Employee maintained by the Company or any Subsidiary, and to which the Company or any Subsidiary contributes or is obligated to contribute or otherwise has or would reasonably expected to have any Liability (including with respect to any former Company Employee).
“Company’s Knowledge” means, as to a particular matter, the actual knowledge of any one or more of the individuals listed on Section 1.01 of the Company Disclosure Schedules after reasonable inquiry.
“Company Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect (each, an “Effect”) that, individually or in combination with any other Effect, (i) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) would prevent, materially impair or materially delay the timely performance by the Company of, or has or would have a material adverse effect on the ability of the Company to, timely perform, its obligations under this

Agreement; provided, however, that, in the case of clause (i) above, no Effect shall constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect to the extent that such Effect arises out of or results from: (A) changes in general, global economic or business conditions, including any changes in or affecting financial, credit, foreign exchange or capital market conditions; (B) changes in conditions generally affecting the industries in which the Company and its Subsidiaries operate; (C) changes in political conditions, geopolitical conditions, or the commencement, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, terrorism, government shutdown, acts of foreign or domestic terrorism, or other national or international calamity, including any material worsening of such conditions threatened or existing as of the date hereof; (D) any hurricane, flood, tornado, earthquake or other natural disasters; (E) any failure by the Company or any of its Subsidiaries to meet any internal or external projections, forecasts, estimates, budget or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of “Company Material Adverse Effect” may constitute a Company Material Adverse Effect and may be taken into account for the purpose of determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); (F) the execution and delivery of this Agreement, the pendency or anticipated consummation of the Transactions or the public announcement of this Agreement or the Merger (including the identity of, or any facts or circumstances relating to, Parent as the acquirer of the Company), or any leaks or rumors related thereto, including the impact thereof on relationships, contractual or otherwise, with officers, employees, customers, manufacturers, suppliers, distributors, partners, or other business relationships of the Company (provided that this clause (F) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to directly address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions); (G) any legal or related Proceedings made or brought against the Company or the Company Board, relating to, in connection with, or arising out of the Merger or the other Transactions, including the Proxy Statement (provided that this clause (G) shall not apply to the representation and warranty in the last sentence of Section 4.11); (H) changes in GAAP or International Financial Reporting Standards or the interpretation thereof; (I) changes in Applicable Law or the interpretation thereof, including the imposition of new or increased tariffs; (J) any action or failure to take any action which action or failure to act is requested or consented to in writing by Parent, any action expressly required by this Agreement (other than pursuant to Section 6.01(a) (except Section 6.01(a)(ii))), or the failure to take any action expressly prohibited by the terms of this Agreement (other than the failure to take an action that is prohibited under Section 6.01(b), unless Parent unreasonably withholds, conditions or delays its consent to such action); or (K) any change in the price or trading volume of shares of Company Common Stock or any other publicly traded securities of the Company or any of its Subsidiaries in and of itself (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may constitute a Company Material Adverse Effect and may be taken into account for the purpose of determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); provided that with respect to any Effect arising out of or resulting from any change or event referred to in clause (A), (B), (C), (D), (H) or (I) above, only to the extent such Effect has, or is reasonably expected to have, a disproportionate adverse effect on the business, condition

(financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, as compared to other companies that operate in the industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate effect may be taken into account in determining whether there has been a Company Material Adverse Effect.
“Company Options” means all issued and outstanding options and rights, together with all commitments to grant options and rights, to purchase or otherwise acquire shares of Company Common Stock granted pursuant to any Company Stock Plan (whether or not vested) held by any current or former Company Employee or non-employee director.
“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Products” means any and all products and services developed, manufactured, made publicly or commercially available, marketed, sold, offered for sale, imported, exported, licensed out, provided or distributed by or on behalf of the Company or any of its Subsidiaries currently or at any time since January 1, 2017, including products and services for which development is ongoing and that the Company or a Subsidiary thereof intends to release publicly within six (6) months after the date hereof.
“Company PSUs” means all outstanding performance stock units granted pursuant to any Company Stock Plan with respect to shares of Company Common Stock (whether or not vested) held by any current Company Employee.
“Company Related Parties” means (i) the respective former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, incorporators, directors, officers, employees, agents, attorneys, Affiliates, Representatives, members, managers, general or limited partners, stockholders, successors or assignees of the Company and its Affiliates and (ii) the respective former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, incorporators, directors, officers, employees, agents, attorneys, Affiliates, Representatives, members, managers, general or limited partners, stockholders, successors or assignees of the Persons described in clause (i).
“Company RSUs” means all outstanding restricted stock units granted pursuant to any Company Stock Plan with respect to shares of Company Common Stock (whether or not vested) held by any current or former Company Employee or non-employee director.
“Company SEC Documents” means all reports, schedules, registration statements and other documents filed with or furnished to the SEC on or after January 1, 2017 and prior to the date of this Agreement.
“Company Security” all outstanding Shares, or any other outstanding equity or debt securities of the Company.
“Company Software” means all Software that has been incorporated into, integrated with, combined with or linked to any Company Product or that is owned, or the rights to which are owned, by the Company or any of its Subsidiaries (other than any Open Source Software).

“Company Stock Awards” means the Company Options, Company RSUs and the Company PSUs.
“Company Stock Plans” means the Fitbit, Inc. Amended and Restated 2007 Stock Plan and the Fitbit, Inc. 2015 Equity Incentive Plan, and the forms of agreements thereunder.
“Company Warrant” means that certain Warrant to Purchase Stock by and between the Company and Granite Peak Technologies, LLC, dated July 10, 2017.
“Confidentiality Agreement” means the Mutual Confidentiality and Non-Disclosure Agreement, dated as of January 29, 2018, between Parent and the Company, as amended from time to time in accordance with its terms.
“Contract” means any written or binding oral contract, agreement, or other instrument, obligation, arrangement or understanding of any kind, including any note, bond, indenture, mortgage, guarantee, undertaking, commitment, promise, option, lease, sublease, license, sublicense, joint venture agreement, warranty or sales or purchase order, but excluding, in each case, any statement of work, sales order or purchase order entered into in the ordinary course of business that (i) arises under or pursuant to a Contract and (ii) does not contain any material terms other than (A) pricing terms and (B) terms that are consistent with the Contract under or pursuant to which such statement of work, sales order or purchase order arises.
“Data Room” means the electronic data site established for Project Frost on Intralinks on behalf of the Company and to which Parent and its Representatives have been given access in connection with the transactions contemplated by this Agreement.
“DOL” means the U.S. Department of Labor.
“EC Merger Regulation” means Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on January 29, 2004 at L 24/1).
“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”
“Environmental Laws” means any Applicable Law relating to (i) pollution, (ii) the protection of the environment or natural resources, or (iii) Releases of or exposure to Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“FTC” means the U.S. Federal Trade Commission.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Entity” means any supranational, national, federal, state, provincial, local or other government, department, authority, court, tribunal, commission, regulatory body or self‑regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing.
“Hazardous Materials” means any pollutant, contaminant, chemical, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, or industrial, solid, toxic, radioactive, infectious, disease-causing or hazardous substance, material, waste or agent, including all substances, materials, wastes or agents which are identified, regulated, the subject of Liability or requirements for investigation or remediation under, or otherwise subject to, Environmental Laws.
“HIPAA” has the meaning set forth in the definition of “Privacy Laws.”
“HITECH” has the meaning set forth in the definition of “Privacy Laws.”
“HSR Act” means the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended, and any rules and regulations promulgated thereunder.
“Indebtedness” of any Person at any date means, without duplication, all obligations (whether or not due and payable as of such date) of such Person to pay principal, interest, premiums, penalties, fees, guarantees, reimbursements, damages, “make-whole” amounts, costs of unwinding, breakage fees, pre-payment fees or penalties, and other Liabilities with respect to (i) indebtedness for borrowed money, (ii) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (iii) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (iv) the deferred purchase price of assets, equity, property or services, contingent or otherwise (including any potential future earn-out, post-closing purchase price adjustment, release of “holdback,” and “seller notes” or similar payment obligations, but excluding trade payables or accruals in the ordinary course of business), (v) obligations under interest rate, currency swap, hedging, cap, collar or futures Contracts or other derivative instruments or agreements, (vi) obligations of such Person as an account party under letters of credit, letters of guaranty and performance bonds, to the extent drawn upon or an event has occurred that (with notice or lapse of time or both) would trigger a right to draw upon, (vii) all obligations of the type described in clauses (i) through (vi) above secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed by such Person, and (viii) direct or indirect guarantees or other forms of credit support (including all “keepwell” arrangements) of any obligations described in clauses (i) through (vii) above of any other Person.
“Intellectual Property” means any and all intellectual property and similar proprietary rights worldwide, whether registered or unregistered, including all rights in and to: (i) all patents and patent applications, including continuations, continuations-in-part, divisionals, renewals, provisionals, substitutions, extensions, reexaminations and reissues (collectively, “Patents”) and all inventions, invention disclosures, discoveries, improvements, methods and processes, whether or not patentable, (ii) trademarks, service marks, trade dress, trade names, domain names, logos and other source identifiers, and all registrations of, applications to register, and renewals of, the foregoing, and all associated goodwill (collectively, “Trademarks”), (iii) works of authorship, copyrights (including copyrights in Software), and all registrations of, and applications to register, the foregoing, and moral rights (iv) databases and data (including all compilations thereof and all rights therein), (v) trade secrets (including those trade secrets defined in the Defend Trade Secrets Act of 2016 and corresponding foreign Law), and, to the extent confidential, algorithms, methods, processes and know-how (collectively, “Trade Secrets”), (vi) social media identifiers, (vii) designs and (viii) Software.
“IT Assets” means the computers, Software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries used in connection with the operation of the business of the Company and its Subsidiaries.
“IRS” means the United States Internal Revenue Service.
“Law” shall mean any supranational, national, federal, state, provincial or local law, constitution, treaty, convention, statute, ordinance, rule, code, decree, order, regulation or other similar requirement enacted, adopted, promulgated or applied by any Governmental Entity, each as amended and now and hereafter in effect.
“Liability” means any and all Indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, disputed or undisputed, secured or unsecured, subordinated or unsubordinated, on or off-balance sheet, and whether arising in the past, present or future, and including those arising in connection with any Contract, Proceeding or Order.
“Lien” means, with respect to any property or asset, any charge, claim, adverse interest, community property interest, pledge, hypothecation, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, deed of trust, encumbrance, easement, encroachment, lease, sublease, right of way, right of first refusal or offer, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any interest or restriction similar in substance to any of the foregoing.
“Made Available” means that, prior to 6:00 p.m. (New York City time) on October 31, 2019, such information, document or material was (i) publicly filed on the SEC EDGAR database as part of a Company SEC Document (or expressly incorporated by reference into a Company SEC Document) made on or after January 1, 2017 or (ii) made available for review by Parent or Parent’s Representatives in the Data Room.
“NYSE” means the New York Stock Exchange.
“Off-the-Shelf Software” shall mean any generally commercially available, non-customized, (i) off-the-shelf Software in executable code form (other than development tools and development environments), and (ii) Software delivered on a software-as-a-service model.

“Open Source Software” shall mean any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, or under a Contract that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated or integrated or with which such Software is combined or distributed or that is derived from or linked to such Software, be disclosed or distributed in source code form, licensed, distributed or conveyed at no charge or be licensed, distributed or conveyed under some or all of the terms as such Contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).
“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Entity or arbitrator and whether formal or informal.
“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, certificate of limited partnership, trust agreement or other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.
“Parent Related Parties” means (i) the respective former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, incorporators, directors, officers, employees, agents, attorneys, Affiliates (other than Merger Sub), Representatives, members, managers, general or limited partners, stockholders, successors or assignees of Parent and its Affiliates and (ii) the respective former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, incorporators, directors, officers, employees, agents, attorneys, Affiliates (other than Merger Sub), Representatives, members, managers, general or limited partners, stockholders, successors or assignees of the Persons described in clause (i).
“Patents” has the meaning set forth in the definition of “Intellectual Property.”
“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.
“Permits” means all permits, licenses, consents, franchises, approvals, privileges, immunities, authorizations, exemptions, registrations, certificates, variances and similar rights obtained from a Governmental Entity.
“Permitted Liens” means (i) Liens for Taxes that (A) are not yet due and payable or (B) are being contested in good faith by appropriate Proceedings, in each case only if adequate reserves with respect thereto have been established to the extent required in accordance with

GAAP, (ii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Liens arising or incurred in the ordinary course of business (A) that relate to obligations that are not delinquent or that the Company or any of its Subsidiaries is contesting in good faith by appropriate Proceedings and for which, in the latter scenario, adequate reserves have specifically been established in the Audited Balance Sheet to the extent required in accordance with GAAP and (B) that are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, and that do not materially adversely affect either continuation of the current use, occupancy or activity conducted by the Company or any of its Subsidiaries at the affected property or the market value of such property, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with Third Parties entered into in the ordinary course of business that are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, (iv) the effect of zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Entity that are not violated by any current use, occupancy or activity conducted by the Company or any of its Subsidiaries or any condition of the property regulated thereby, and (v) non-exclusive licenses of Intellectual Property to (A) customers solely for their use of the Company Products, (B) resellers and distributors for the purposes of reselling and distributing the Company Products, (C) suppliers and service providers (including third party manufacturers of Company Products) solely for the purposes of providing services to the Company or its Subsidiaries or (D) other third parties for purposes of marketing and promoting the Company Products in different channels and platforms, in the case of each of the foregoing clauses (A), (B), (C) and (D), granted in the ordinary course of business; provided, however, that in all cases, “Permitted Liens” shall not include any Liens that secure the payment of borrowed money or other Indebtedness.
“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Entity (or any department, agency, or political subdivision thereof).
“Personal Information” shall mean any data or information that identifies, relates to, describes, is reasonably capable of being associated with or could reasonably be linked, directly or indirectly, with a particular individual or household (including an individual’s first and last names, home address, telephone number, email address, government issued identifier (including social security number, driver’s license number, passport number or other similar identifiers), credit card or other financial information, billing and transactional information, medical, health or insurance information, gender, date of birth, educational or employment information, and marital or other status, behavioral information, vehicle identification number, IP address, cookie identifier, geolocation data, biometric information or any other number or identifier that identifies an individual), or any other data or information that constitutes personal data, personally identifiable information, personal information or any similar defined term under any current privacy policy of the Company or any of its Subsidiaries.
“Privacy Laws” means all Applicable Laws relating to the Processing, privacy or security of Personal Information and all binding regulations issued thereunder, including the EU General Data Protection Regulation (EU) 2016/679 and all laws implementing it, the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, 42 U.S.C. §§ 1320d et seq. (“HIPAA”), as amended by Subtitle D of the Health Information Technology for Economic and Clinical Health Act, also known as Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009, and its implementing regulations (“HITECH”), Section 5 of the Federal Trade Commission Act, Children’s Online Privacy Protection Act and all other Applicable Laws and binding regulations relating to data protection, information security, cybercrime, data breach notification, social security number protection, outbound communications and/or electronic marketing, use of electronic data and privacy matters (including online privacy) in any applicable jurisdictions.
“Proceeding” means any suit (whether civil, criminal, administrative, judicial or investigative), claim, action, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, criminal prosecution, examination or formal or informal investigation or SEC “Wells” process, in each case commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any mediator, arbitrator or arbitration panel.
“Process,” “Processing” or “Processed” shall mean any operation or set of operations which is performed upon Personal Information, by any means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.
“Proxy Statement” means, collectively, the letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the Merger and any annexes, schedules or exhibits required to be filed, or actually filed, with the SEC in connection therewith (including, in each case, any amendments or supplements thereto).
“Qualifying Acquisition Transaction” means any Acquisition Transaction involving (A) fifty percent (50%) or more of the non- “cash or cash equivalent” assets of the Company and its Subsidiaries, taken as a whole; or (B) acquisition by any Person of fifty percent (50%) or more of the outstanding Shares, in each case other than by Parent or any of its Affiliates.
“Registered IP” has the meaning set forth in Section 4.15(a).
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).
“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other representatives and advisors of such Person.
“Sanctioned Country” means any country or territory subject to economic sanctions or trade restrictions of the United States, the European Union or the United Nations that broadly prohibit or restrict dealings with such country.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited by any economic sanctions, trade restrictions, or similar restrictions imposed by the United States, the European Union or the United Nations, including (i) any Person identified in any sanctions list maintained by (A) the United States government, including the United States Department of Treasury, Office of Foreign Assets Control (“OFAC”), the United States Department of Commerce, Bureau of Industry and Security (“BIS”), and the United States Department of State; (B) the European Union; or (C) the United Nations Security Council; (ii) any Person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country and (iii) any Person directly or indirectly owned or controlled by or acting for the benefit or on behalf of a Person described in (i) or (ii) (with the ability to vote twenty-five percent (25%) or more of outstanding voting securities presumptively constituting control and the right to receive fifty percent (50%) or more of assets or profits presumptively constituting ownership).
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.
“Software” means software, firmware and computer programs and applications (including source code, executable or object code, architecture, algorithms, data files, computerized databases, plugins, libraries, subroutines, tools and application programming interfaces (APIs)) and all related specifications and documentation.
“Stockholder Litigation” means any Proceeding pending or threatened against the Company (including any class action, derivative litigation or exercise of any rights under Section 220 of the DGCL) relating directly or indirectly to the Agreement, the Merger or the other Transactions and thereby, including disclosures made under Applicable Law.
“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns or controls, directly or indirectly, (i) capital stock or other equity interests having the ordinary voting power to elect at least fifty percent (50%) of the board of directors or other governing body of such Person or (ii) at least fifty percent (50%) of the outstanding voting securities or voting power of such Person. For purposes of this definition, a partnership, association or other business entity shall be deemed to be a Subsidiary of a Person if such Person is directly or indirectly allocated a majority of the gains or losses of such partnership, association or other business entity or directly or indirectly controls the managing director or general partner of such partnership, association or other business entity.
“Superior Proposal” means a bona fide written Acquisition Proposal (provided that, for purposes of this definition, the references to “fifteen percent (15%)” in the definition of Acquisition Transaction shall be deemed to be references to “ninety percent (90%)”) made by a Third Party that the Company Board determines in good faith, after consultation with the Company’s outside independent financial advisors and outside legal counsel, and considering all the terms of the Acquisition Proposal (including the legal, financial, financing and regulatory aspects of such proposal, the identity of the Third Party making such proposal, the conditions for completion of such proposal, and the timing and likelihood of consummation), to be more favorable to the holders of Company Common Stock from a financial point of view than the Merger (after giving effect to all Proposed Changed Terms).
“Tax” means any tax or other like governmental assessment or charge in lieu of or in the nature of a tax, including income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, environmental, premium, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges (including taxes, charges, or other assessments which are imposed upon or incurred under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or otherwise as a result of membership in an affiliated, consolidated, combined or unitary group for tax purposes, and including any Liability for taxes or charges in lieu of or in the nature of a tax as a transferee or successor, by Contract or otherwise), together with any interest, penalty, addition to tax or additional amount with respect thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the tax Liability of any other Person.
“Taxing Authority” means any Governmental Entity exercising any authority to determine, impose, regulate, collect, levy, assess, enforce or administer any Tax.
“Tax Return” means any report, return, document, declaration, form, information return, statement relating to Taxes, or any other information required to be filed with or supplied to a Taxing Authority (including in each case any amendments thereto and any schedule or statement thereto) or required by a Tax Authority to be filed with or supplied to any other Person, and any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration, form, information return, statement or other information.
“Third Party” means any Person or group of Persons, other than Parent and its Subsidiaries (including Merger Sub).
“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”
“Trade Secret” has the meaning set forth in the definition of “Intellectual Property.”
“Treasury Regulations” means the temporary and final regulations promulgated under the Code by the United States Department of Treasury.
“Unaudited Balance Sheet” means the unaudited consolidated balance sheets of the Company and its Subsidiaries as of June 29, 2019.
“Unvested Company Option” shall mean any Company Option (or portion thereof) that is unvested as of immediately prior to the Effective Time.

“Unvested Company RSU” shall mean any Company RSU (or portion thereof) that is unvested as of immediately prior to the Effective Time.
“Unvested Payment Plan” shall mean the plan and related plan Contracts (each, an “Unvested Payment Plan Agreement”), containing the payment, vesting conditions, and other terms by which the Unvested Option Consideration, Unvested RSU Consideration and Unvested PSU Consideration is payable to the grantees thereof in accordance with Section 2.09(a)(ii), Section 2.09(b)(i) and Section 2.09(c)(ii).
“U.S. Company Employee Plan” means each Company Employee Plan maintained for the benefit of any employee or service provider (or former employee or service provider) who performs services inside of the U.S.
“Vested Company Option” shall mean any Company Option (or portion thereof) that is vested as of immediately prior to the Effective Time.
“Vested Company RSU” shall mean any Company RSU (or portion thereof) that is vested but has not been settled in shares of Company Common Stock as of immediately prior to the Effective Time.
“Willful Breach” means, with respect to any representation, warranty, covenant or agreement, a breach that is a consequence of an act deliberately undertaken or omitted to be taken by the breaching party with the knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause a breach of the relevant representation, warranty, covenant or agreement.
Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Action of Divestiture	6.08(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.02(c)
Antitrust Laws	4.03(b)
Certificate of Merger	2.03
Certificates	2.07(a)
Change in Recommendation	6.02(c)
Closing	2.02
Collective Bargaining Agreement	4.14(a)
Company	Preamble
Company Approvals	4.03(b)
Company Common Stock	Recitals
Company Disclosure Schedules	Article 4
Company Financial Statements	4.04(b)
Company Leased Real Property	4.16(b)
Company Material Contract	4.19(a)
Company Meeting	6.13(b)(i)

Term	Section
Company Organizational Documents	4.01(b)
Company Preferred Stock	4.02(a)
Company Real Property Lease	4.16(b)
Company Recommendation	4.03(a)
Company Subsidiary Organizational Documents	4.01(b)
Company Termination Fee	8.03(a)(i)
Continuing Employee	6.12(a)
Current Premium	6.07(a)
DGCL	Recitals
Dissenting Shares	2.08
Effective Time	2.04
End Date	8.01(b)(i)
Enforceability Exceptions	4.03(a)
ESPP	2.09(e)
Fundamental Representations	7.02(a)
Indemnified Party	6.07(b)
International Employee Plan	4.09(g)
Merger	Recitals
Merger Consideration	2.06(a)
Merger Sub	Preamble
Merger Sub Stockholder Approval	5.02(a)
Nonqualified Deferred Compensation Plan	4.09(h)
No Vote Fee	8.03(a)(ii)
Other Required Company Filing	6.13(a)(i)
Parent	Preamble
Parent Disclosure Schedules	Article 5
Parent Plans	6.12(b)
Parent Termination Fee	8.03(b)
Parent Termination Fee Triggering Termination	8.03(b)
Payoff Letters	6.14
Paying Agent	2.07(a)
Payment Fund	2.07(a)
PBGC	4.09(f)
Pre-Closing Period	6.01(a)
Proposed Changed Terms	6.02(c)(ii)
Proxy Clearance Date	6.13(a)(iv)
Qualified Plan	4.09(c)
Restraint	7.01(c)
Requisite Company Stockholder Approval	4.03(a)
Section 16 Officer	6.12(h)
Shares	Recitals
Specified Foreign Antitrust Approvals	7.01(b)

Term	Section
Superior Proposal Notice	6.02(e)(i)(A)
Surviving Corporation	2.01
Top Suppliers	4.21
Top Customers	4.22
Unvested Company PSU	2.09(c)(ii)
Unvested Option Consideration	2.09(a)(ii)
Unvested PSU Consideration	2.09(c)(ii)
Unvested RSU Consideration	2.09(b)(ii)
Vested Company PSU	2.09(c)(i)
Vested Option Consideration	2.09(a)(i)
Vested PSU Consideration	2.09(c)(i)
Vested RSU Consideration	2.09(b)(i)
WARN Act	4.14(b)
Section 1.02    Other Definitional and Interpretative Provisions.
The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified, and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. Whenever the phrase “ordinary course”, “ordinary course of business” or any similar phrase is used in this Agreement it shall be deemed to mean the ordinary course of business consistent with past practice. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References (i) to “$” and “dollars” are to the currency of the United States, (ii) from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively and (iii) to “days” shall be calendar days unless otherwise indicated.
ARTICLE 2
THE MERGER
Section 2.01    The Merger.
(a)    Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the

Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent, and the Surviving Corporation shall succeed to and assume all the rights and obligations of Merger Sub and the Company in accordance with Section 259 of the DGCL.
Section 2.02    The Closing.
(a)    The closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (New York City time) on the fourth (4th) Business Day after the satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of all conditions at the Closing) or at such other place, date and time as the Company and Parent may agree in writing. The Closing shall be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York, unless another place is agreed to in writing by the Company and Parent.
Section 2.03    Effecting the Merger.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, concurrently with the Closing, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and delivered to the Office of the Secretary of State of the State of Delaware for filing, all in accordance with the applicable provisions of the DGCL.
Section 2.04    Effective Time.
(a)    The Merger shall become effective on such date and at such time as when the Certificate of Merger has been received for filing by the Secretary of State of the State of Delaware or at such later time and date as may be agreed by the parties hereto in writing and specified in the Certificate of Merger (the “Effective Time”).
Section 2.05    Effects of the Merger.
(a)    The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger.
Section 2.06    Conversion of Shares.
At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities thereof or any other Person:
(a)    except as otherwise provided in Section 2.06(b), Section 2.08 or Section 2.09, each Share outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive $7.35 in cash, without interest (the “Merger Consideration”);
(b)    each Share held by Parent, Merger Sub, the Company (including Shares held in treasury by the Company) or any of their respective wholly owned Subsidiaries immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and
(c)    each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid, nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
Section 2.07    Surrender and Payment.
(a)    Paying Agent and Payment Fund. Prior to the Effective Time, Parent shall appoint a paying agent reasonably acceptable to the Company (the “Paying Agent”) for the purpose of exchanging for the Merger Consideration certificates representing Shares (the “Certificates”; provided, however, that any references herein to “Certificates” are deemed to include references to effective affidavits of loss in accordance with Section 2.13 or to book-entry account statements relating to the ownership of Shares). On the Closing Date or on the first (1st) Business Day following the Closing Date, Parent shall deposit or shall cause to be deposited with the Paying Agent the aggregate Merger Consideration to be paid in respect of the Shares pursuant to Section 2.06(a) (the “Payment Fund”). Promptly after the Effective Time (but in no event later than five (5) Business Days thereafter), Parent shall send, or shall cause the Paying Agent to send, to each record holder of Shares at the Effective Time, in each case whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.06(a), a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) for use in such payment.
(b)    Surrender of Shares. Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Shares represented by a Certificate promptly upon (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent or Parent, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent or Parent may reasonably request) in the case of a book-entry transfer of Shares. Until so surrendered or transferred, each Share and each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration and no other rights or interests whatsoever. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.
(c)    Unregistered Transferees. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a

Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.
(d)    No Other Rights. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Parent for transfer, the Surviving Corporation or Parent shall use commercially reasonable efforts to provide the holder of such Certificates with such instructions as may be necessary to permit such holder to receive the Merger Consideration to which such holder is entitled pursuant to the Merger.
(e)    Termination of the Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Shares six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.07 prior to that time shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of the Merger Consideration.
Section 2.08    Dissenting Shares.
Notwithstanding Section 2.06 or any other provision of this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to appraisal and who has properly exercised and perfected appraisal rights for such Shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if, after the Effective Time, such holder fails to timely perfect, effectively withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall immediately cease to be Dissenting Shares and shall be treated as if they had been Shares converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.06(a) (less any payments made by the Surviving Corporation with respect to such Shares before entry of judgment in accordance with Section 262(h) of the DGCL) without interest thereon, upon surrender of such Certificate formerly representing such Share, together with a duly completed and validly executed letter of transmittal and such other documents as may be reasonably requested by the Paying Agent or Parent. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relate to such demand, and Parent shall have the opportunity and right to participate in and control all negotiations and Proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, settle or offer to settle, or otherwise negotiate any such demands.

Section 2.09    Company Stock Awards and the Company Warrant.
(a)    Company Options. No outstanding Company Options shall be assumed by Parent or the Surviving Corporation. Notwithstanding anything in this Agreement to the contrary, any Company Option with an applicable per share exercise price that exceeds or is equal to the Merger Consideration shall, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be immediately canceled at the Effective Time for no consideration.
(i)    Vested Company Options. At the Effective Time, each Vested Company Option outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be canceled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the product of (A) the excess of (x) the Merger Consideration over (y) the exercise price per Share of such Vested Company Option, multiplied by (B) the total number of Shares issuable upon the exercise in full of such Vested Company Option (the “Vested Option Consideration”). As soon as practicable following the Closing, and in no event later than the second (2nd) regular payroll cycle following the Closing Date (subject to local requirements), Parent shall cause the Surviving Corporation or its designee (including the Paying Agent) to pay to each holder of a Vested Company Option the Vested Option Consideration (if any), less applicable Taxes, in accordance with Applicable Law.
(ii)    Unvested Company Options. At the Effective Time, each Unvested Company Option held by an individual who is providing services to the Company or its Subsidiaries immediately prior to the Effective Time which is outstanding immediately prior to the Effective Time shall be canceled and exchanged for the right to receive an amount in cash, without interest, equal to the product of (A) the excess of (x) the Merger Consideration over (y) the exercise price per Share of such Unvested Company Option, multiplied by (B) the total number of Shares issuable upon the exercise in full of such Unvested Company Option (the “Unvested Option Consideration”), with such Unvested Option Consideration vesting in accordance with the vesting schedule applicable to such Unvested Company Option immediately prior to the Effective Time, subject to such holder remaining employed by or otherwise in service to Parent on each applicable vesting date. The vesting and payment of the Unvested Option Consideration shall also be subject to the terms and conditions of the Unvested Payment Plan. In the event that such holder does not execute and deliver an Unvested Payment Plan Agreement within the timeframe set forth in such Unvested Payment Plan Agreement, such holder shall forfeit any and all rights with respect to the Unvested Company Options, including any right to payments with respect to such Unvested Company Options pursuant to the Unvested Payment Plan.
(iii)    Company Options Held by Non-Employee Directors. At the Effective Time, each Company Option (whether vested or unvested) held by a non-employee director of the Company Board outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be canceled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the product of (A) the excess of (x) the Merger Consideration over (y) the exercise price per Share of such Company Option, multiplied by (B) the total number of Shares issuable upon the exercise in full of such Company Option. As soon as practicable, and in no event later than two Business Days, following the Closing Date, Parent shall cause the Surviving Corporation or its designee (including the Paying Agent) to pay to each non-employee director the amounts set forth in this Section 2.09(a)(iii).
(b)    Treatment of Company RSUs. No outstanding Company RSUs shall be assumed by Parent or the Surviving Corporation.
(i)    At the Effective Time, each Vested Company RSU outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be canceled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the product of (A) the Merger Consideration multiplied by (B) the total number of Shares subject to such award of Vested Company RSUs (the “Vested RSU Consideration”). As soon as practicable following the Closing, and in no event later than the second (2nd) regular payroll cycle following the Closing Date (subject to local requirements), Parent shall cause the Surviving Corporation or its designee (including the Paying Agent) to pay to each holder of a Vested Company RSU, the Vested RSU Consideration, less any applicable Taxes, in accordance with Applicable Law.
(ii)    At the Effective Time, each Unvested Company RSU held by an individual who is providing services to the Company or its Subsidiaries immediately prior to the Effective Time which is outstanding immediately prior to the Effective Time shall be canceled and exchanged for the right to receive an amount in cash, without interest, equal to the product of (A) the Merger Consideration multiplied by (B) the total number of Shares subject to such award of Unvested Company RSUs (the “Unvested RSU Consideration”), with such Unvested RSU Consideration vesting in accordance with the vesting schedule applicable to such Unvested Company RSU immediately prior to the Effective Time, subject to such holder remaining employed by or otherwise in service to Parent on each applicable vesting date. The vesting and payment of the Unvested RSU Consideration shall also be subject to the terms and conditions of the Unvested Payment Plan. In the event that such holder does not execute and deliver an Unvested Payment Plan Agreement within the timeframe set forth in such Unvested Payment Plan Agreement, such holder shall forfeit any and all rights with respect to the Unvested Company RSUs, including any right to payments with respect to such Unvested Company RSUs pursuant to the Unvested Payment Plan.
(iii)    Each Unvested Company RSU held by a current non-employee director of the Company Board immediately prior to the Effective Time shall, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be canceled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the product of (A) the Merger Consideration multiplied by (B) the total number of Shares subject to such award of Unvested Company RSUs. As soon as practicable, and in no event later than two (2) Business Days, following the Closing Date, Parent shall cause the Surviving Corporation or its designee (including the Paying Agent) to pay to each non-employee director the amounts set forth in this Section 2.09(b)(iii).
(iv)    At the Effective Time, each Company RSU held by a Person other than an individual described in Section 2.09(b)(i), Section 2.09(b)(ii), or Section 2.09(b)(iii) which is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be immediately canceled at the Effective Time for no consideration.
(c)    Treatment of Company PSUs. No outstanding Company PSUs (whether vested or unvested) shall be assumed by Parent or the Surviving Corporation.
(i)    At the Effective Time, each Company PSU for which the service-based vesting requirement has been satisfied at or prior to the Effective Time which is outstanding immediately prior to the Effective Time (each, a “Vested Company PSU”) shall, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be canceled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the product of (A) the Merger Consideration multiplied by (B) the total number of Shares subject to the Vested Company PSU based on the deemed achievement of all relevant performance goals at target level (the “Vested PSU Consideration”). As soon as practicable following the Closing, and in no event later than the second (2nd) regular payroll cycle following the Closing Date (subject to local requirements), Parent shall cause the Surviving Corporation or its designee (including the Paying Agent) to pay to each such holder of Vested Company PSUs, the Vested PSU Consideration, less any applicable Taxes, in accordance with Applicable Law.
(ii)    At the Effective Time, each Company PSU for which the service-based vesting requirement has not been satisfied at or prior to the Effective Time which is outstanding immediately prior to the Effective Time (each, an “Unvested Company PSU”) shall be canceled and exchanged for the right to receive an amount in cash, without interest, equal to the product of (A) the Merger Consideration multiplied by (B) the total number of Shares subject to the Unvested Company PSU based on the deemed achievement of all relevant performance goals at target level (the “Unvested PSU Consideration”), with such Unvested PSU Consideration vesting in accordance with the service-based vesting schedule applicable to such Unvested Company PSU immediately prior to the Effective Time, subject to such holder remaining employed by or otherwise in service to Parent on each applicable vesting date. The vesting and payment of the Unvested PSU Consideration shall also be subject to the terms and conditions of the Unvested Payment Plan. For the avoidance of doubt, any Unvested PSU Consideration payable pursuant to this Section 2.09(c)(ii) shall not be subject to any performance-based vesting requirements and shall be subject solely to the service-based vesting requirements applicable to the applicable Unvested Company PSU as of immediately prior to the Effective Time. In the event that such holder does not execute and deliver an Unvested Payment Plan Agreement within the timeframe set forth in such Unvested Payment Plan Agreement, such holder shall forfeit any and all rights with respect to the Unvested

Company PSUs, including any right to payments with respect to such Unvested Company PSUs pursuant to the Unvested Payment Plan.
(d)    Corporate Actions. Prior to the Effective Time, the Company shall take any actions which are necessary to effectuate the provisions of Section 2.09(a), Section 2.09(b) and Section 2.09(c), it being understood and agreed that from and after the Effective Time, no Company Stock Award holder shall have any right with respect to any Company Stock Award other than to receive the payment provided for in this Section 2.09, if any.
(e)    Employee Stock Purchase Plan. As soon as practicable following the date of this Agreement, the Company Board or the appropriate committee of the Company Board shall take all reasonable actions, including adopting any necessary resolutions, to (i) terminate the Company’s Employee Stock Purchase Plan (the “ESPP”) as of immediately prior to the Closing Date, (ii) ensure that no offering period under the ESPP shall be commenced on or after the date of this Agreement, (iii) if the Closing shall occur prior to the end of the offering period in existence under the ESPP on the date of this Agreement, cause a new exercise date to be set under the ESPP, which date shall be no later than five (5) Business Days prior to the anticipated Closing Date, (iv) prohibit participants in the ESPP from altering their payroll deductions from those in effect on the date of this Agreement (other than to reduce or discontinue their participation in the ESPP in accordance with the terms and conditions of the ESPP) or making separate non-payroll contributions to the ESPP on or following the date of this Agreement, except as may be required by Applicable Law, and (v) provide that the amount of the accumulated contributions of each participant under the ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase shares of Company Common Stock in accordance with the terms and conditions of the ESPP (as amended pursuant to this Section 2.09(e)), be refunded in cash to such participant as promptly as practicable following the Effective Time (without interest).
(f)    Treatment of the Company Warrant. The Company Warrant shall be cancelled at the Effective Time unless exercised prior to such time. Prior to the Effective Time, the Company shall deliver to the holder of the Company Warrant any notice required pursuant to the terms of the Company Warrant.
Section 2.10    Adjustments.
If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, all references herein to specified numbers of shares affected thereby, and any calculations that are based upon such numbers of shares affected thereby, including the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted, without duplication, to provide the same economic effect as contemplated by this Agreement prior to such change. Nothing in this Section 2.10 shall be construed as permitting the Company to take any action that is otherwise prohibited by this Agreement.

Section 2.11    Withholding Rights.
Each of Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld from such payment under any provision of any applicable Tax Law. To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent, as the case may be, made such deduction and withholding.
Section 2.12    No Liability.
None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Applicable Law. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Entity, any such amounts shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
Section 2.13    Lost Certificates.
If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Paying Agent, the posting by such Person of a bond, in such customary amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated under this Article 2.
Section 2.14    Closing of Transfer Books.
At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company.
ARTICLE 3
THE SURVIVING CORPORATION
Section 3.01    Certificate of Incorporation.
At the Effective Time and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of Merger Sub will be the certificate of incorporation of the Surviving Corporation until amended in accordance with such certificate of incorporation and the DGCL, except that the name of the Surviving Corporation shall be “Fitbit, Inc.”.
Section 3.02    Bylaws.
At the Effective Time and without any further action on the part of the Company or Merger Sub, the bylaws of Merger Sub will be the bylaws of the Surviving Corporation until thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and the DGCL, except that the name of the Surviving Corporation shall be “Fitbit, Inc.”.
Section 3.03    Directors and Officers.
From and after the Effective Time and without any further action on the part of the Company or Merger Sub, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective death, resignation or removal or until their respective successors are duly elected and qualified and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until successors are duly elected or appointed and qualified.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as disclosed in the Company SEC Documents filed on or after January 1, 2017 (but excluding any disclosures set forth in any risk factors section, any disclosures in any section relating to “forward-looking statements” and any other disclosures to the extent they are predictions or forward-looking in nature and provided that in no event shall any disclosure in any Company SEC Document qualify or limit the representations and warranties of the Company set forth in Section 4.01 (Organization), Section 4.02 (Capital Stock and Indebtedness), Section 4.03 (Corporate Authority Relative to this Agreement; No Violation), Section 4.18 (Opinion of Financial Advisor) and Section 4.26 (Finders or Brokers)) and (b) as set forth in the disclosure schedules delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedules”) (each section of which qualifies only the correspondingly numbered and lettered representation and warranty in this Article 4 to the extent specified therein and the representations and warranties in such other applicable sections of this Agreement as to which the disclosure on its face is reasonably apparent upon reading the disclosure contained in such section of the Company Disclosure Schedules, without independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other numbered and lettered Section of this Article 4 and, provided, however, that any listing of any fact, item or exception disclosed in any section of the Company Disclosure Schedules shall not be construed as an admission of liability under any Applicable Law for any purpose and shall not be construed as an admission that such fact, item or exception is in fact material or creates a measure of materiality for purpose of this

Agreement or otherwise), the Company hereby represents and warrants to Parent and Merger Sub as follows:
Section 4.01    Organization.
(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Except as would not reasonably be expect to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company’s Subsidiaries is a legal entity duly organized and validly existing and in good standing under the Applicable Law of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary Permits, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    The Company has Made Available to Parent a true, correct and complete copy of the Organizational Documents of the Company (the “Company Organizational Documents”) and the Organizational Documents of each of its Subsidiaries (collectively, the “Company Subsidiary Organizational Documents”), in each case, as amended through and in existence on the date hereof. The Company Organizational Documents and the Company Subsidiary Organizational Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their provisions except, with respect to the Company Subsidiary Organizational Documents, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.01(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of all Subsidiaries of the Company and any joint ventures, partnerships or similar arrangements in which the Company or its Subsidiaries has a limited liability, partnership or other equity interest (and the amount and percentage of any such interest). Other than the Subsidiaries of the Company, there is no Person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the consolidated financial statements of the Company and its Subsidiaries.
Section 4.02    Capital Stock and Indebtedness.
(a)    The authorized capital stock of the Company consists of 600,000,000 Shares of Class A Common Stock, 350,000,000 Shares of Class B Common Stock and 10,000,000 Shares of preferred stock, par value $0.0001 per Share (the “Company Preferred Stock”). As of October 28, 2019, (i) 228,873,413 Shares of Class A Common Stock were issued and outstanding (not including Shares held in treasury), (ii) no Shares of Class A Common Stock were held in treasury, (iii) 31,267,322 Shares of Class B Common Stock were issued and outstanding (not including Shares held in treasury), (iv) no Shares of Class B Common Stock, were held in treasury, (v) no shares of Company Preferred Stock were issued or outstanding, (vi) 19,625,434 Shares of Class A Common Stock and 14,007,395 Shares of Class B Common Stock were reserved for issuance under the Company Stock Plans, of which amount (A) 16,925,916 Shares of Class A Common Stock were subject to outstanding Company RSUs, (B) 1,365,418 Shares of Class A Common Stock were subject to outstanding Company PSUs (assuming maximum achievement) and (C) 1,334,100 Shares of Class A Common Stock and 14,007,395 Shares of Class B Common Stock were issuable upon the exercise of outstanding Company Options, (vi) 5,520,287 Shares of Class A Common Stock were subject to available purchase rights under the ESPP, (vii) 230,000 Shares of Class A Common Stock were issuable upon the exercise of the Company Warrant and (viii) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock are, and shares of Company Common Stock reserved for issuance with respect to Company Stock Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except (i) as set forth in this Section 4.02(a) and Section 4.02(c) or (ii) as expressly permitted to be issued after the date hereof by Section 6.01(b), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (A) obligating the Company or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement relating to the capital stock or other equity interest of the Company or any Subsidiary of the Company, (3) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (4) make any payment to any Person the value of which is derived from or calculated based on the value of the Company Common Stock or Company Preferred Stock or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries.
(b)    No Subsidiary of the Company owns any shares of capital stock of the Company. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries. Since October 28, 2019 through the date hereof, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Stock Awards in accordance with their respective terms) or granted any Company Stock Awards or other equity or equity-based awards or interests. Neither the Company nor any of its Subsidiaries have any obligation to provide any material funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary.

(c)    Section 4.02(c) of the Company Disclosure Schedules sets forth a true, correct and complete list of each Company Stock Award outstanding as of October 28, 2019, specifying, on a holder-by-holder basis except as prohibited by applicable Privacy Laws: (i) the name (for each holder in the United States) or the employee ID number (for all other holders) and country of each holder, (ii) the number of shares subject to each such Company Stock Award or Company Warrant, (iii) the grant date of each such Company Stock Award, (iv) the vesting schedule of each such Company Stock Award, (v) the exercise price for each such Company Stock Award, to the extent applicable, (vi) the expiration date of each such Company Stock Award, to the extent applicable, and (vii) the Company Stock Plan pursuant to which the Company Stock Award was granted. With respect to each grant of Company Stock Awards, (x) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other Applicable Law, including the rules of the NYSE, and (y) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other Applicable Law.
(d)    The Company’s past and current Company Option grant practices complied, in all material respects, with the terms of the applicable Company Stock Plans, stock exchange rules and Applicable Law. All Company RSUs are exempt from Section 409A of the Code pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations.
(e)    The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, free and clear of any preemptive rights and any Liens (other than Permitted Liens) or restrictions on transfer imposed by Applicable Law, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for equity interests in the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person). Neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.
(f)    The Company and its Subsidiaries have no outstanding Indebtedness in a principal amount (in any one case) in excess of $1,000,000.
Section 4.03    Corporate Authority Relative to this Agreement; No Violation.
(a)    The Company has the requisite corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement by holders of at least a majority of the aggregate voting power of the outstanding shares of Company Common Stock, voting together as a single class (the “Requisite Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the

Merger, have been duly and validly authorized by the Company Board and, except for the Requisite Company Stockholder Approval, no other corporate proceedings on the part of the Company or vote of the stockholders of the Company are necessary to authorize the consummation of the transactions contemplated hereby, including the Merger. The Company Board has unanimously (i) resolved to recommend that the stockholders of the Company adopt this Agreement (the “Company Recommendation”), (ii) determined that this Agreement and the Merger are fair to and in the best interests of the stockholders of the Company, (iii) approved this Agreement and the Merger, and (iv) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Laws affecting creditor’s rights generally and the availability of equitable relief (the “Enforceability Exceptions”).
(b)    Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) filings required under, and compliance with other applicable requirements of, the Exchange Act, including the filing of the Proxy Statement with the SEC and any amendments or supplements thereto, (iii) the rules and regulations of the NYSE, (iv) the HSR Act, the EC Merger Regulation and any other Applicable Law of any jurisdiction designed to govern competition or prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”) and (v) the approvals set forth in Section 4.03(b) of the Company Disclosure Schedules (collectively, the “Company Approvals”), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing (collectively, “Consents”) with, any Governmental Entity is necessary, under Applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such Consents the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)    The execution and delivery by the Company of this Agreement does not, and (assuming the Company Approvals are obtained) the consummation of the Transactions and compliance with the provisions hereof will not, (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of or default (with or without notice or lapse of time, or both) under any Company Contract, any right of termination, cancellation, first offer, first refusal or modification of any Company Contract, or acceleration of any obligation or loss of a benefit under, trigger any change granted under or otherwise contravene any loan, guarantee of Indebtedness or credit agreement, Contract, Permit, concession or right, in each case binding upon the Company or any of its Subsidiaries or to which any of their respective properties, rights or assets are bound or subject, (ii) result in the creation of any Liens (other than Permitted Liens), in each case, upon the property and assets of the Company or any of its Subsidiaries, (iii) conflict with or result in any violation of any provision of (A) the Company Organizational Documents or (B) Company Subsidiary Organizational Documents, or (iv) conflict with or violate any Applicable Law or Orders, except in the case of the foregoing clauses (i), (ii), (iii)(B) and (iv), (x) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (y) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Transactions, including the Merger, prior to the End Date.
Section 4.04    Reports and Financial Statements.
(a)    Since January 1, 2017, the Company and each of its Subsidiaries has timely filed or furnished all Company SEC Documents required to be filed or furnished prior to the date hereof and has timely paid all fees due in connection therewith. As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is, or at any time since January 1, 2017 has been, required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. There are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents. None of the Company SEC Documents is, to the Company’s Knowledge, the subject of ongoing SEC review.
(b)    The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (the “Company Financial Statements”) (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP in effect as of the respective dates thereof (except, in the case of the unaudited statements, subject to normal year-end audit adjustments none of which are material individually or in the aggregate, and the absence of footnotes, none of which, if presented, would materially differ from those in the most recent audited financial statements) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and in all material respects reflect only actual transactions, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has identified all uncertain tax positions contained in all Tax Returns filed by the Company or its Subsidiaries and has established adequate reserves and made any appropriate disclosures in the Company Financial Statements in accordance with the requirements of ASC 740-10 (formerly Financial Interpretation No. 48 of FASB Statement No. 109, Accounting for Uncertain Tax Positions). As of the date hereof, Grant Thornton LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as the independent public accountants of the Company. PricewaterhouseCoopers LLP was not dismissed as the previous independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(c)    Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S‑K promulgated by the SEC).
Section 4.05    Internal Controls and Procedures.
(a)    The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) that ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2018, and such assessment concluded that internal control was effective. Based on its most recent evaluation of its internal control over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other current or former Company Employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been Made Available to Parent. The Company has remediated any and all significant deficiencies and all material weaknesses in the design or operations of its internal control over financial reporting that were reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and were identified in the Company’s most recent evaluation of its internal control over financial reporting. To the Company’s Knowledge, no events, facts or circumstances have occurred such that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without additional qualification, when next due. The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic processes, whether computerized or not) that are under the exclusive ownership and direct control of the Company, its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    Since January 1, 2017, (i) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any current or former Company Employee or Representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) to the Company’s Knowledge no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of Applicable Law, breach of fiduciary duty or similar violation by the Company or any current or former Company Employee or Representative to the Company Board or any committee thereof or to any director or officer of the Company.
Section 4.06    No Undisclosed Liabilities.
There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due), except for (i) Liabilities that are reflected and adequately reserved against on the Unaudited Balance Sheet, (ii) Liabilities incurred in connection with this Agreement and the Transactions, (iii) Liabilities incurred in the ordinary course of business since June 29, 2019 that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.07    Compliance with Law; Permits.
(a)    The Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with Applicable Law and all Orders to which the Company or any of its Subsidiaries are subject, except where such non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s Knowledge, other communication from any Governmental Entity regarding any failure to comply with any Applicable Law or Order, except where such failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    The Company and its Subsidiaries hold, and have at all times since January 1, 2017 held, all material Permits, and all rights under any Company Material Contract (as defined in Section 4.19) with any Governmental Entities, and have filed all material Permits, necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted and have paid all fees and assessments due and payable in connection therewith, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All material Permits of the Company are valid and in full force and effect, are not subject to any Proceeding that could result in any material modification, termination or revocation thereof, the Company and its Subsidiaries are in compliance with the terms and requirements of all such material Permits of the Company and, to the Company’s Knowledge, no suspension or cancellation of any such material Permit is threatened, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)    None of the Company or any its Subsidiaries or, to the Company’s Knowledge, any current or former Company Employee, Representative or other Person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to a governmental official from funds of the Company or any of its Subsidiaries; (iii) violated or is in violation of any Anticorruption Laws or any similar Applicable Law; (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries; (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries; or (vii) is currently a Sanctioned Person.
Section 4.08    Environmental Laws and Regulations.
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) there are no Proceedings, notices of violation or information requests pending, or to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries or any Person or entity whose Liability the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of Applicable Law, alleging non-compliance with or any other Liability under Environmental Laws and, to the Company’s Knowledge, no set of circumstances exists which may reasonably give rise thereto, (ii) the Company and its Subsidiaries are and have been, in compliance with all Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Permits required under Environmental Laws to conduct their respective business and operations, and compliance in all material respects with the terms and conditions thereof), (iii) there have been no Releases at any location of Hazardous Materials by the Company or any of its Subsidiaries, or to the Company’s Knowledge, as a result of any operations or activities of the Company or any of its Subsidiaries or their contractors or third-party operators, that would reasonably be expected to give rise to any material fine, penalty, remediation, investigation, obligation or Liability to the Company or its Subsidiaries, (iv) to the Company’s Knowledge, no Hazardous Materials are present at, on, in or under any property currently or formerly owned or leased by the Company or its Subsidiaries, (v) none of the Company and its Subsidiaries is subject to any Order or any indemnity obligation or other Contract with any other Person that could reasonably be expected to result in obligations or Liabilities under Environmental Laws or concerning Hazardous Materials or Releases and (vi) none of the Company and its Subsidiaries has received any unresolved material claim, notice, complaint or request for information in writing from a Governmental Entity relating to actual or alleged noncompliance with or Liability under Environmental Laws (including any such Liability or obligation arising under, retained or assumed by Contract or by operation of Applicable Law). Section 4.08 of the Company Disclosure Schedules sets forth a true, correct and complete list of all written notices or, to the Company’s Knowledge, other communications received since January 1, 2017 by the Company or any of its Subsidiaries from any Governmental Entity or other Third Party regarding any violation of Environmental Laws. The Company has Made Available to Parent copies of all environmental reports, studies, assessments, data, measurements, correspondence, memoranda or other documents prepared within the past five (5) years that are in the possession, custody or control of the Company or any of its Subsidiaries (including their environmental contractors and consultants) pertaining to Releases, compliance or non-compliance with Environmental Laws or the presence of, or exposure to, Hazardous Materials and that contain information that could reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.
Section 4.09    Employee Benefit Plans.
(a)    Section 4.09(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of each material Company Employee Plan as of the date hereof organized by jurisdiction, excluding offer letters or employment agreements (i) entered into in the ordinary course of business that are materially consistent with the form agreements Made Available to Parent and (ii) that are terminable (x) at-will without severance obligations or (y) with severance obligations no greater than those required by Applicable Law; provided the Company shall use reasonable best efforts to set forth International Company Employee Plans on Section 4.09(a) of the Company Disclosure Schedules as of the date hereof, and within thirty (30) days of the date hereof will provide Parent with an updated Section 4.09(a) of the Company Disclosure Schedules with any International Company Employee Plan not previously listed. With respect to each material U.S. Company Employee Plan, to the extent applicable, true, correct and complete copies of the following have been Made Available to Parent by the Company: (i) the plan document or agreement (including a written summary of any U.S. Company Employee Plan not in writing); (ii) the trust agreement, insurance contract or other funding instrument; (iii) the most recent (A) Form 5500 and attached schedules or any similar compliance document required to be filed with any Governmental Entity, (B) audited financial statements, and (C) summary plan description; (iv) any material written communication to or from any Governmental Entity; (v) the most recent determination or opinion letter, if any, received from the IRS or comparable document issued by a Governmental Entity relating to the satisfaction of the requirements of Law necessary to obtain the most favorable tax treatment; (vi) all material amendments, modifications or supplements to any such documents; and (vii) all other material Contracts which implement each U.S. Company Employee Plan, including administrative service agreements; provided, however, the Company shall have no obligation to provide (A) offer letters or employment agreements (1) entered into in the ordinary course of business that are materially consistent with the form agreements Made Available to Parent and (2) that are terminable (x) at-will without severance obligations or (y) with severance obligations no greater than those required by Applicable Law, or (B) individual equity award agreements with respect to employees on the Company’s standard forms of award agreement Made Available to Parent; provided that such equity award agreements do not provide for acceleration of vesting or adjustment of exercisability in connection with a termination of employment or a “change in control.” No individual equity award agreement provides acceleration of vesting or adjustment of exercisability in connection with a termination of employment or a “change in control.”
(b)    Each Company Employee Plan has been established, registered (where required), approved (where required), qualified (where required), maintained, operated, funded and administered in all material respects in accordance with its terms and the requirements of ERISA, the Code and any other Applicable Law. Neither the Company nor any of its Subsidiaries has taken any corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other U.S. or relevant foreign Governmental Entity with respect to any Company Employee Plan, and to the Company’s Knowledge neither the Company nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, any material Liability to the Company or any of its Subsidiaries, all contributions required to be made to any Company Employee Plan pursuant to Applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Employee Plan, have, in each case, been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.
(c)    Section 4.09(c) of the Company Disclosure Schedules identifies each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code or any Applicable Law or regulation of any foreign jurisdiction or Governmental Entity (each, a “Qualified Plan”). Each Qualified Plan (i) may rely on a prototype opinion letter or has received a favorable determination letter from the IRS to such effect and nothing has occurred or exists since the date of such determination or opinion letter that would reasonably be expected to materially and adversely affect the qualified status of any such Qualified Plan or (ii) has a period of time remaining under applicable Treasury Regulations or IRS pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the “qualified” status of each such Qualified Plan. No trust funding any U.S. Company Employee Plan is intended to meet the requirements of Code Section 501(c)(9).

(d)    At no time has the Company or any of its Subsidiaries had any obligation to contribute to or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA). No Company Employee Plan is (i) a “defined benefit plan” (as defined in Section 414 of the Code), (ii) a “multiemployer plan”, (iii) a “multiple employer” plan (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (i), (ii) or (iii) whether or not subject to ERISA), or (iv) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.
(e)    With respect to each Company Employee Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA), neither the Company nor any of its Subsidiaries has any material Liability with respect to an obligation to provide welfare benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond such Person’s retirement or other termination of service, other than (i) coverage or benefits mandated by Section 4980B of the Code or any other Applicable Law the full cost of which is borne by the employee or former employee (or any of their beneficiaries) or (ii) disability benefits under any Company Employee Plan that are fully insured.
(f)    There are no pending or, to the Company’s Knowledge, threatened claims (other than claims for benefits in the ordinary course of business), actions, suits or Proceedings which have been asserted, instituted or threatened, and, to the Company’s Knowledge, no set of circumstances exists which may reasonably give rise to a Proceeding against the Company, the Company Employee Plans, any fiduciaries thereof with respect to their duties to the Company Employee Plans or the assets of any of the trusts under any of the Company Employee Plans which could, individually or in the aggregate, result in any material Liability of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates or any Company Employee Plan to the Pension Benefit Guaranty Corporation (the “PBGC”), the Department of the Treasury, the DOL, any multiemployer plan, any multiple employer plan, any participant in a Company Employee Plan, or any other party. None of the Company, any of its Subsidiaries or any of their ERISA Affiliates has incurred or, to the Company’s Knowledge, reasonably expects to incur (either directly or indirectly, including as a result of any indemnification obligation) any material Liability under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several Liability provisions of the Code or any foreign Applicable Law or regulation relating to employee benefit plans, or under any Contract, statute, rule or legal requirement pursuant to or under which the Company or any of its Subsidiaries or any Company Employee Plan has agreed to indemnify or is required to indemnify any Person against Liability incurred under, or for a violation or failure to satisfy the requirements of, any such legal requirement, and to the Company’s Knowledge, no event, transaction or condition has occurred or exists that could result in any such material Liability to the Company, any of its Subsidiaries, any of their ERISA Affiliates or, after the Effective Time, Parent or any of its Affiliates.
(g)    With respect to Company Employee Plans maintained for the benefit of any employee or service provider (or former employee or service provider) who performs services outside of the U.S. (each, an “International Employee Plan”), and except as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to the Company or any of its Subsidiaries, (i) all required filings and reports have been made in a timely manner with all Governmental Entities, and no event has occurred since the date of the most recent approval or application therefor relating to any such International Employee Plan that could reasonably be expected to affect any such approval relating thereto, (ii) all obligations of the Company and its Subsidiaries to or under the International Employee Plans (whether pursuant to the terms thereof or any Applicable Laws) which have become due have been satisfied, and there are no outstanding defaults or violations thereunder by the Company or any of its Subsidiaries, (iii) no Taxes, penalties or fees are owing or assessable under any such International Employee Plan, (iv) no event has occurred with respect to any registered International Employee Plan which would result in the revocation of the registration of such International Employee Plan, or which would entitle any Person (without the consent of the sponsor of such International Employee Plan) to wind up or terminate any such International Employee Plan, in whole or in part, or could otherwise reasonably be expected to have an adverse effect on the tax status of any such International Employee Plan, (v) no contribution holidays have been taken under any of the International Employee Plans, and there have been no withdrawals of assets or transfers from any International Employee Plan, except in accordance with Applicable Laws, and (vi) neither the Company nor any of its Subsidiaries has incurred any Liability in connection with the termination of, or withdrawal from, any International Employee Plan that is a defined benefit pension plan. The Company and its Subsidiaries are not and at no time has the Company or any Subsidiary ever been an employer in relation to any occupational pension scheme (as defined in section 1 of the U.K. Pension Schemes Act 1993, as amended) other than a money purchase scheme (as defined in section 181 of the UK Pension Schemes Act 1993, as amended). No Person with which the Company or any Subsidiary is connected or of which the Company or any Subsidiary is an associate participates, or has participated, as an employer in an occupational pension scheme other than a money purchase scheme (each as defined in the preceding sentence) and no circumstances exist that may result in the issue of a “financial support direction” or a “contribution notice” (each as defined for the purposes of Part 1 of the U.K. Pensions Act 2004) to or in respect of the Company or any of its Subsidiaries in relation to any such pension scheme. For the purposes of this section, “connected” and “associate” are to be interpreted in accordance with sections 249 and 435 respectively of the U.K. Insolvency Act 1986. No debt has arisen under Section 75 of the U.K. Pension Act 1995 in connection with any International Employee Plan, nor will any such debt become due as a result of the consummation of the Transactions. With respect to each material International Employee Plan, to the extent applicable, the Company shall use commercially reasonable efforts to ensure true, correct and complete copies of the plan document or agreement (including a written summary of any International Employee Plan not in writing) have been Made Available to Parent by the Company as of the date hereof, and to the extent such International Employee Plans have not been Made Available as of the date hereof, they will be Made Available within thirty (30) days following the date of this Agreement. With respect to each material International Employee Plan, to the extent applicable, true, correct and complete copies of the following will be Made Available within thirty (30) days following the date of this Agreement, to Parent by the Company: (A) the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such plan, (B) the trust agreement, insurance contract or other funding instrument, (C) the summary plan description, (D) any material written communication to or from any Governmental Entity, (E) all material amendments, modifications or supplements to any such documents, (F) any document comparable to the determination letter or opinion letter referenced under clause (v) of Section 4.09(a) above issued by a Governmental Entity relating to the satisfaction of Applicable Law necessary to obtain the most favorable tax treatment and (G) all other material Contracts relating to each International Employee Plan, including administrative service agreements.
(h)    Each Company Employee Plan that is or was a nonqualified deferred compensation plan subject to Section 409A of the Code (a “Nonqualified Deferred Compensation Plan”) has, in all material respects, been maintained and operated since January 1, 2005 in good faith compliance with Section 409A of the Code and applicable IRS guidance promulgated thereunder and since January 1, 2009 has been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder and has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004 or has been amended in a manner that conforms with the requirements of Section 409A of the Code The Company is not party to, or otherwise obligated under, any Contract that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code.
(i)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event (whether contingent or otherwise) under any Company Employee Plan, (i) entitle any Company Employee to severance pay, unemployment compensation or accrued pension benefit or any other payment or benefit, (ii)  materially increase the amount or value of compensation or benefits due to any such Company Employee, (iii) accelerate the time of payment, vesting, or funding or increase the amount of compensation due any such Company Employee, or (iv) trigger any funding or other obligation as to any material amount under any Company Employee Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Employee Plan or transfer the assets of any Company Employee Plan.
(j)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, except as otherwise contemplated by this Agreement, either alone or in combination with another event (whether contingent or otherwise) result in any payment under any Company Employee Plan (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Company Employee Plan provides for and none of the Company nor any of its Affiliates is otherwise obligated to provide any gross-up or reimbursement of Taxes under Sections 409A or 4999 of the Code or otherwise.
(k)    Except as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to the Company or any of its Subsidiaries, no Company Employee Plan is under audit or is the subject of an audit or investigation by the IRS, the DOL, the SEC, the PBGC or any other Governmental Entity (and the Company has not received written notice of any such audit or investigation) nor, to the Company’s Knowledge, is any such audit or investigation threatened or anticipated with respect to any Company Employee Plan.
(l)    Neither the Company nor any of its Subsidiaries has disseminated in writing any intent or commitment (whether or not legally binding) to create or implement any additional employee benefit plan that would be a Company Employee Plan if in existence on the date hereof, or to amend, modify or terminate any Company Employee Plan, in each case that would result in the incurrence of a material Liability by the Company and its Subsidiaries taken as a whole.
Section 4.10    Absence of Certain Changes or Events.
(a)    Since June 29, 2019, (i) except for the discussion, negotiation and execution of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business, and (ii) none of the Company or any Subsidiary of the Company has undertaken any action that if taken after the date of this Agreement would require Parent’s consent pursuant to clauses (i), (ii), (iv), (vi), (vii), (x), (xi), (xii), (xvii), (xviii), (xix), (xx), (xxii), (xxiii), (xxiv), and (xxviii) of Section 6.01(b).
(b)    Since December 31, 2018, there have not been any Effects that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.11    Investigations; Litigation.
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there is no investigation pending (or, to the Company’s Knowledge, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no Proceedings pending (or, to the Company’s Knowledge, threatened) against the Company or any of its Subsidiaries and (c) there are no Orders of any Governmental Entity to which the Company or any of its Subsidiaries or any of their respective assets are subject. As of the date hereof, there are no Proceedings pending or, to the Company’s Knowledge, threatened, that challenge or seek to prevent, enjoin, alter or materially delay, or recover any damages or obtain any other remedy in connection with, this Agreement or the transactions contemplated by this Agreement.
Section 4.12    Information Supplied.
The Proxy Statement relating to the Company Meeting will not, at the time the definitive Proxy Statement (or any amendment or supplement thereto) is filed with the SEC, at the time the definitive Proxy Statement is first mailed to the stockholders of the Company and at the time of any meeting of Company stockholders to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub in writing expressly for inclusion therein. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, and any other Applicable Law, except that no representation or warranty is made by the Company with respect to statements made in the Proxy Statement based on information supplied by Parent in writing expressly for inclusion therein.

Section 4.13    Tax Matters.
(a)    The Company and each of its Subsidiaries have (i) prepared and timely filed (taking into account any validly obtained extension of time within which to file) all income and other material Tax Returns that it or they have been required to file under Applicable Law in connection with the determination, assessment or collection of any Tax concerning or attributable to the Company and each of its Subsidiaries or its operations and such Tax Returns are true, correct and complete in all material respects, have been completed in accordance with Applicable Law and accurately set forth in all material respects all items to the extent required to be reflected or included on such Tax Returns and (ii) timely paid all material Taxes they are required to pay (whether or not shown on a Tax Return).
(b)    The Company and each of its Subsidiaries have paid or withheld, with respect to their employees, stockholders, creditors, customers and other third parties, all material U.S. federal, state and foreign Taxes required to be paid or withheld, and have timely paid any such Taxes over to the appropriate authorities.
(c)    Neither the Company nor any of its Subsidiaries is delinquent in the payment of any Tax, nor is there any material Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
(d)    Neither the Company nor any of its Subsidiaries has received notice from a Taxing Authority indicating that it plans to assess any additional Taxes against the Company or any of its Subsidiaries for any period for which Tax Returns have been filed. No audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination. No adjustment relating to any Tax Return filed by the Company or any of its Subsidiaries has been proposed in writing by any Taxing Authority. Other than pursuant to an audit or other examination reflected in Section 4.13(d) of the Company Disclosure Schedules, there are no matters relating to Taxes under discussion between any Taxing Authority and the Company or any of its Subsidiaries.
(e)    The Company has Made Available to Parent true, correct and complete copies of all Tax Returns for the Company and for its Subsidiaries filed since January 1, 2015.
(f)    No currently unresolved claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or a Subsidiary of the Company does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. Neither the Company nor any Subsidiary of the Company has (or has ever had) any obligation to file Tax Returns or pay Taxes in any jurisdiction other than in the jurisdiction in which such Company, or Subsidiary of the Company, as applicable, is organized.
(g)    Neither the Company nor any of its Subsidiaries (i) has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) other than a group the common parent of which was the Company, (ii) is a party to any Tax sharing, indemnification or allocation agreement, or owes any amount under any such agreement (other than Tax indemnification clauses under customary commercial leases or contracts not primarily related to Taxes entered into in the ordinary course of business), (iii) has any Liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract, by operation of law or otherwise or (iv) has ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.
(h)    There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes other than Permitted Liens.
(i)    Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treasury Regulation Section 1.6011-4(b) or any similar provision of state, local or foreign Law, or any transaction that is a listed transaction as set forth in Treasury Regulation Section 1.6011-4(b)(2).
(j)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Sections 355 and 361 of the Code.
(k)    To the Company’s Knowledge, the Company and each of its Subsidiaries is in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order.
(l)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received outside of the ordinary course of business on or prior to the Closing Date, (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax Law) entered into on or prior to the Closing Date, (iv) a change in the method of accounting for a period ending prior to or including the Closing Date, (v) an election pursuant to Section 108(i) of the Code made effective on or prior to the Closing Date, (vi) any “gain recognition agreement” described in Treasury Regulations promulgated under Section 367 of the Code or the utilization of dual consolidated losses described in Treasury Regulations promulgated under Section 1503(d) of the Code (or, in each case, any corresponding provision of state, local or foreign income Tax Law) on or prior to the Closing Date or (vii) the application of Section 965 of the Code (including Section 965(h)).
(m)    Neither the Company nor any of its Subsidiaries has received any letter ruling from the IRS (or any comparable ruling from any other Taxing Authority).
(n)    The Company and each of its Subsidiaries are in compliance in all material respects with all transfer pricing requirements in all jurisdictions in which the Company or the relevant Subsidiary, as the case may be, does business, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and each of its Subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s length prices in all material respects for purposes of the relevant transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code.
Section 4.14    Employment and Labor Matters.
(a)    Neither the Company nor any of its Subsidiaries is or has been, a party to any collective or enterprise bargaining agreement, labor union contract, works council or trade union agreement, recognition agreement, information and consultation agreement or similar agreement (each, a “Collective Bargaining Agreement”). No Company Employee is represented by a labor organization for purposes of collective bargaining or other negotiating or consultation purposes with respect to the Company or any of its Subsidiaries. To the Company’s Knowledge, there have been no activities, petitions or proceedings of any labor or trade union to organize any Company Employees. No Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries. There has been no strike, dispute, walkout, lockout, slowdown, work stoppage or similar industrial action or application to a labor tribunal made against the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened, that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries. The consummation of the transactions contemplated by this Agreement (including the Merger) will not entitle any person (including any labor organization) to any payments under any Collective Bargaining Agreement, or require the Company or any of its Subsidiaries to consult with, provide notice to, or obtain the consent or opinion of any labor organization.
(b)    Since January 1, 2017, except as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to the Company or any of its Subsidiaries, the Company and each of its Subsidiaries is and has been in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, overtime pay, allowances, loadings, superannuation, record keeping obligations and occupational safety and health, including the Immigration Reform and Control Act, the Worker Adjustment Retraining and Notification Act (the “WARN Act”), any Laws respecting employment discrimination, sexual harassment, bullying, victimization, disability rights or benefits, equal pay, equal opportunity, redundancy, consultation obligations and plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, all other payment relating to the termination of employment, contract of services or service relationship, COBRA, labor relations, conclusion of written employment contracts, employee leave issues, wage and hours of work, overtime pay, annual leave, personal leave (including carers/sick pay), maternity, paternity, and adoption pay (and other similar family-related pay), occupational safety and health requirements, disability fund payments, union fees, statutory social security (including pension insurance or superannuation, medical insurance, work-related injury insurance, maternity insurance, labor insurance and unemployment insurance), statutory housing fund or mandatory provident fund and related matters, and no formal claims relating to non-compliance with the foregoing are pending or, to the Company’s

Knowledge, threatened. Except as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to the Company or any of its Subsidiaries, there are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by the Company pursuant to any workplace safety and insurance/workers’ compensation Laws.
(c)    Except as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has any Liability with respect to any misclassification of any Person as an independent contractor or, in any non-U.S. jurisdiction, as an independent contractor, outsourced staff, labor dispatch staff, a contingent worker or a worker, rather than as an “employee.”
(d)    (i) The Company and its Subsidiaries have not received notice of any charge or complaint with respect to or relating to them pending before the United States Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, or notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, compliance with any underlying industrial instruments, time recording obligations, overtime pay, child labor, modern slavery or human trafficking, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress and (ii) except as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to the Company or any of its Subsidiaries, there are no claims, complaints or lawsuits, pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Laws, or alleging breach of any express or implied contract of employment, wrongful or unfair termination of employment or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(e)    To the Company’s Knowledge, since January 1, 2017, (i) no formal allegations, claims or complaints of sexual harassment, discrimination or retaliation with respect thereto have been made to the human resources or legal departments of the Company or any of its Subsidiaries against or in respect of any current or former non-employee director or any current or former Company Employee at a level of Director or above, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to such allegations, claims or complaints.
(f)    To the Company’s Knowledge, no current or former Company Employee at the level of Director or above is in any respect in violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other material obligation: (i) with or to the Company or its Subsidiaries or (ii) to a former employer relating (A) to the right to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information. To the Company’s Knowledge no employee of the Company or any of its Subsidiaries at the level of Senior Director or above intends to terminate his or her employment.

(g)    Except as would not, individually or in the aggregate, reasonably be expected to result in any material Liability to the Company or any of its Subsidiaries, each of the Company and its Subsidiaries is in compliance with the WARN Act. In the eighteen (18) months prior to the date hereof, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act or any similar term under any analogous Applicable Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, (ii) a “mass layoff” (as defined in the WARN Act, or any analogous Applicable Law) affecting any site of employment or facility of the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of the WARN Act. To the Company’s Knowledge, neither the Company nor its Subsidiaries has caused any of their respective employees to suffer an “employment loss” (as defined in the WARN Act) during the ninety (90) day period prior to the date hereof, and there has been no termination which would trigger any notice or other obligations under the WARN Act.
Section 4.15    Intellectual Property.
(a)    Section 4.15(a) of the Company Disclosure Schedules sets forth a true, correct and complete list, as of the date hereof, of each item of registered or applied-for Intellectual Property (including Patents, Trademarks (including domain names) and copyrights) that are owned by the Company or one of its Subsidiaries (the foregoing registered or applied-for Intellectual Property, the “Registered IP”), specifying in each case, as applicable, the title, application and registration numbers, jurisdiction and record owner thereof. To the Company’s Knowledge, the Registered IP is subsisting, valid and enforceable. Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Company Owned IP, free and clear of all Liens, other than Permitted Liens. The Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain the confidentiality of all material Trade Secrets included in the Company Owned IP or disclosed to the Company or its Subsidiaries on condition of confidentiality.
(b)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) each Person who has contributed to the creation or development of any Company Product (or portion thereof) or any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries has assigned in writing to the Company or one of its Subsidiaries all of such Person’s right, title and interest in, to and under all such Intellectual Property (to the extent that such rights do not vest initially in the Company or one of its Subsidiaries by operation of law), and (ii) no such Person owns, or has any right, claim, interest or option (including the right to further remuneration or consideration) with respect to any such Intellectual Property or has made, or threatened to make, any assertion of any of the foregoing.
(c)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, to the Company’s Knowledge, none of (i) the Company and its Subsidiaries, (ii) the operation of the business of the Company and its Subsidiaries as currently conducted and (iii) the operation, marketing, supporting, hosting, use, servicing, sale or distribution of the Company Products, has infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any Person. Except as would not be material, to the Company’s Knowledge, no Person is infringing, misappropriating, diluting or otherwise violating the Company Owned IP.
(d)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have not used Open Source Software in any manner that could (i) require the contribution, distribution, provision or public disclosure to any Person of any source code of any Company Product or Company Software, (ii) require the sale or licensing of any Company Product or Company Software for the purpose of making derivative works or (iii) impose limitations on the right of the Company or any of its Subsidiaries to require royalty payments from or restrict distribution of such Company Product or Company Software (including, with respect to the foregoing (i)-(iii), where any such Open Source Software has been incorporated into, integrated with, combined with or linked to any Company Product or Company Software or where any Company Software was derived therefrom). With respect to any Open Source Software that is or has been used by the Company and its Subsidiaries, to the Company’s Knowledge, the Company and its Subsidiaries have been and are in material compliance with all applicable licenses with respect thereto.
(e)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, there is no pending or, to the Company’s Knowledge, threatened Proceeding (including in the form of cease and desist letters or invitations to license) (i) in which a Third Party is alleging that (A) one of the Company and its Subsidiaries, (B) the operation of the business of the Company and its Subsidiaries as currently conducted or (C) the operation, marketing, supporting, hosting, use, servicing, sale or distribution of the Company Products, infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any Person, (ii) in which a Third Party is challenging the ownership, validity, enforceability, registrability or use of any Company Owned IP, (iii) in which the Company or any of its Subsidiaries is challenging the ownership, validity, enforceability, registrability or use of any Intellectual Property or (iv) in which the Company or any of its Subsidiaries is alleging any infringement, misappropriation, dilution or other violation by any Person of any Company Owned IP.
(f)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, no funding, facilities or resources of any Governmental Entity, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of the Company Products or the Company Owned IP, nor do any such entities own or have any rights (including license rights) to (or options to obtain any rights to) any Company Products or Company Owned IP.
(g)    Neither the Company nor any of its Subsidiaries has disclosed or delivered, or permitted the disclosure or delivery of, any source code relating to any Company Products or Company Software to any escrow agent or to any other Person (except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure except in the performance of services to the Company and its Subsidiaries), and no Person has any contractual right to receive such source code. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in (i) any requirement on the Company or any of its Subsidiaries or Parent or any of its Affiliates

to (A) disclose or deliver any such source code to any Person or (B) deposit such source code in escrow or release any such source code that is currently deposited in an escrow or (ii) any Person gaining any additional rights in any such source code already in such Person’s possession.
(h)    To the Company’s Knowledge, neither this Agreement nor the transactions contemplated by this Agreement will cause, immediately after the Closing: (i) Parent, any of its Affiliates or the Company or its Subsidiaries to grant to any Third Party any right to any Intellectual Property owned by, or licensed to, any of them (except, for the avoidance of doubt, for the grant of rights by the Company or its Subsidiaries to the extent currently provided for in the Contracts set forth in Section 4.19(a)(xvi) of the Company Disclosure Schedules, or in Contracts that are not otherwise required to be set forth in Section 4.19(a)(xvi) of the Company Disclosure Schedules) or (ii) Parent, any of its Affiliates or the Company and its Subsidiaries to be obligated to pay any additional royalties or other fees or consideration with respect to Intellectual Property of any Third Party (for the avoidance of doubt, to the extent in excess of those payable pursuant to those Contracts set forth in Section 4.19(a)(xv) of the Company Disclosure Schedules, or in Contracts that are not otherwise required to be set forth in Section 4.19(a)(xv) of the Company Disclosure Schedules in the absence of this Agreement or the Transactions).
(i)    None of the Company Owned IP is subject to any promise, declaration, commitment or obligation to any industry standards body or other organization that produces and/or maintains standards or specifications, including obligations relating to non-assertion or licensing for free or on fair, reasonable or non-discriminatory terms.
(j)    None of the Company Products: (i) contains any bug, defect or error that materially affects the use, functionality or performance of such Company Products, other than those that allow material conformance with the specifications in the Company Product documentation, or (ii) currently fails to operate or comply with any applicable warranty, specifications or contractual commitment relating to the use, functionality or performance of such Company Products (or any Software therein) made by the Company or any of its Subsidiaries except, in the case of (i) or (ii), as would not have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not be material to the Company and its Subsidiaries, taken as a whole, to the Company’s Knowledge, none of the Company Products (or any Software therein) contains any of the following: any computer virus, unauthorized disabling or erasing mechanism, worm, unauthorized software lock, drop dead device, Trojan horse, back door, trap door, time bomb, or any undocumented hidden command, undocumented hidden code, undocumented instructions key or any other code or instruction that may be used to access, modify, delete, damage or disable any of such Company Products (or any Software therein) without the authorization of the end user, provided that the Company Products may contain a disabling device or device requiring enablement: (x) to comply with requirements of regulatory authorities; or (y) to prevent unauthorized use of the Company Products. There have been, and are, no material warranty or indemnification claims asserted against the Company or any of its Subsidiaries, or, to the Company’s Knowledge, against customers or distributors related to the Company Products (or any Software therein) which remain unresolved as of the date of this Agreement nor have there been any threats of Proceedings thereof.

Section 4.16    Property.
(a)    The Company has good, valid and marketable title to, or in the case of leased personal property assets, valid leasehold interests in, all material tangible personal property currently used in the operation of the businesses of the Company and its Subsidiaries free and clear of any Liens, except Permitted Liens. The material tangible personal property currently used in the operation of the businesses of the Company and its Subsidiaries is in good working order (reasonable wear and tear excepted), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    Either the Company or a Subsidiary of the Company has a good and valid leasehold, license or similar interest in each lease, sublease and other agreement for an annual base rent in excess of $400,000 under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (such property subject to a lease, sublease or other agreement, the “Company Leased Real Property” and such leases, subleases and other agreements are, collectively and including all amendments thereto, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens. Section 4.16(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of all Company Leased Real Property. A true, correct and complete copy of each of the Company Real Property Leases has been Made Available to Parent. Each Company Real Property Lease (A) is a valid and binding obligation, enforceable in accordance with its terms, of the Company or the Subsidiary of the Company that is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (B) no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the Company’s Knowledge, the landlord thereunder, exists under any such Company Real Property Lease, (C) no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under any such Company Real Property Lease and (D) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, with or without notice, the passage of time, or both, give rise to any right of the landlord or any other Person under any Company Real Property Lease. Neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person any right to use or occupy a Company Leased Real Property, nor has the Company or any of its Subsidiaries granted any Person any future right to sublease, license or otherwise use or occupy a Company Leased Real Property.
(c)    Neither the Company nor any of its Subsidiaries owns or has ever owned any real property or any interest therein, nor is party to any Contract to purchase any real property or any interest therein.
(d)    Neither the Company nor any of its Subsidiaries has received notice of any material Proceedings in eminent domain, condemnation or other similar proceedings that are pending, and, to the Company’s Knowledge, there are no such proceedings threatened or affecting any of the Company Leased Real Property. Neither the Company nor any of its Subsidiaries has, since January 1, 2017, received notice of the existence of any material outstanding Order or of any pending Proceeding, and, to the Company’s Knowledge, there is no such material Order, or Proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Company Leased Real Property, except as would not be material to the Company and its Subsidiaries, taken as a whole.
Section 4.17    Insurance.
The Company and its Subsidiaries maintain insurance with reputable insurers in such amounts and against such risks as is in all material respects customary for the industries in which it and its Subsidiaries operate and as the management of the Company has in good faith determined to be prudent and appropriate. All material insurance policies maintained by or on behalf of the Company or any of its Subsidiaries are in full force and effect, all premiums and other payments due on such policies have been paid by the Company or its Subsidiaries and all claims thereunder have been filed in due and timely fashion, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. To the Company’s Knowledge, the Company and its Subsidiaries are in compliance in all material respects with the terms and provisions of all material insurance policies maintained by or on behalf of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is in material breach or default under, or has taken any action that could permit termination or material modification of, any material insurance policies. To the Company’s Knowledge, (i) there is no threatened termination of, or threatened material premium increase with respect to, any of such material policies other than increases in connection with the Company’s annual renewal process and (ii) there is no material claim pending regarding the Company or any of its Subsidiaries under any of such material policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.
Section 4.18    Opinion of Financial Advisor.
The Company Board has received the opinion of Qatalyst Partners LP, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, limitations, qualifications and other matters considered in the preparation thereof as set forth in such opinion, the Merger Consideration to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of shares of Class A Common Stock, in their capacity as such holders (other than Parent or any Affiliate of Parent), is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution and delivery of this Agreement by all parties hereto, furnish a true, correct and complete written copy of said opinion to Parent solely for informational purposes.
Section 4.19    Material Contracts.
(a)    As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by:
(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)    any Contract with (A) any directors or Company Employee at the level of Vice President or above of the Company or any of its Subsidiaries (other than Contracts for the services that are at-will and can be terminated without notice or liability), (B) any Person that, by itself or together with its Affiliates or those acting in concert with it, beneficially owns, or has the right to acquire beneficial ownership of, at least five percent (5%) of the outstanding shares of Company Common Stock, (C) a holder of Class B Common Stock and its respective Affiliates, or (D) any Affiliates of the Company (other than wholly owned Subsidiaries of the Company);
(iii)    any Contract which, upon the execution or delivery of this Agreement or the consummation of the Transactions may, either alone or in combination with any other event, result in any payment (whether of severance pay or otherwise) becoming due from the Company, Parent or any of their respective Subsidiaries to any current or former Company Employee;
(iv)    any Contract that imposes any restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person, solicit any client or customer, acquire or dispose of the securities of another Person, or any other provision that materially restricts the conduct of any line of business or activities in connection with any product line by the Company or any of its Affiliates (or that, to the Company’s Knowledge, following the Closing will restrict the ability of Parent or any of its Affiliates to engage in any line of business or activities in connection with any product line or any geography) including by granting exclusive rights to any third party;
(v)    any Contract that (A) resulted in, or is expected to result in, the payment of more than $500,000 by the Company and its Subsidiaries in the fiscal year ended December 31, 2018 or $250,000 in six months ended June 29, 2019, and (B) (1) obligates the Company or any of its Subsidiaries (or following the Closing, Parent or any of its Subsidiaries) to conduct business with any Third Party on a preferential or exclusive basis or (2) contains “most favored nation” or similar covenants or preferential treatment;
(vi)    any Contract requiring or otherwise relating to any future capital expenditures (other than the purchase of components and equipment used in the Company Products in the ordinary course of business) by the Company or any of its Subsidiaries in excess of $500,000;
(vii)    any Contract with or to a labor union or guild (including any Collective Bargaining Agreement);
(viii)    any Contract evidencing Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $1,000,000;
(ix)    any Contract that grants any right of first refusal, right of first offer or similar right or any other Lien (other than any Permitted Lien) with respect to any material assets, rights or properties of the Company or its Subsidiaries, except where the exercise of any such right would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;
(x)    any Contract that (A) provides for the acquisition or divestiture of any material asset (other than acquisitions or dispositions of inventory in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) and (B) contains outstanding obligations that are material to the Company and its Subsidiaries, taken as a whole;
(xi)    any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management, control, dissolution, wind-up, exit from or buyout of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries;
(xii)    any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries (i) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, (ii) to make loans to the Company or any of its Affiliates, or (iii) to grant Liens (other than Permitted Liens) on the property of the Company or any of its Affiliates;
(xiii)    any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any of its wholly owned Subsidiaries);
(xiv)    any Contract that settles any Proceeding pursuant to which the Company or any of its Subsidiaries have any continuing obligations, liabilities or restrictions that are material to the Company and its Subsidiaries, taken as a whole;
(xv)    any Contract under which any Intellectual Property that is material to the business of the Company or any of its Subsidiaries is licensed or otherwise made available (including through agreements containing releases, immunities from suit, covenants not to sue or non-assertion provisions) to the Company or any of its Subsidiaries (other than Contracts for Off-the-Shelf Software or Open Source Software);
(xvi)    any material Contract under which the Company or any of its Subsidiaries has licensed or otherwise made available (including through agreements containing releases, immunities from suit, covenants not to sue or non-assertion provisions) any Company Owned IP to a Third Party (except for non-exclusive licenses granted to (A) customers solely for their use of the Company Products, (B) resellers and distributors for the purposes of reselling and distributing the Company Products, (C) suppliers and service providers (including third party manufacturers of Company Products) solely for the purposes of providing services to the Company or its Subsidiaries, or (D) other third parties for purposes of marketing and promoting the

Company Products in different channels and platforms, in each case of the foregoing (A), (B), (C) and (D) granted in the ordinary course of business);
(xvii)    any Contract providing for the joint development with a Third Party of any Company Products or Company Owned IP;
(xviii)    any Contract granting registration rights, investor rights, board nomination rights, and voting rights (other than as set forth in the Company Organizational Documents) or providing for annual compensation in excess of $250,000 (other than director compensation disclosed in the Company’s annual proxy statement); and
(xix)    any Contract to which a (A) Governmental Entity, (B) Top Supplier or (C) Top Customer is a party.
All Contracts of the types referred to in clauses (i) through (xviii) above (whether or not set forth on Section 4.19(a) of the Company Disclosure Schedules) are referred to herein as “Company Material Contracts.” The Company has Made Available to Parent or its Representatives a true, correct and complete copy of each Company Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder).
(b)    Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract and, to the Company’s Knowledge, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s Knowledge, through the action or inaction of any Third Party, that with or without notice or the lapse of time or both would (i) constitute a breach of or default by, (ii) result in a right of termination for, or (iii) cause or permit the acceleration of or other changes to any material right or obligation or the loss of any material benefit for, in each case, any party under any Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject only to the effect, if any, of the Enforceability Exceptions. There are no material disputes pending or, to the Company’s Knowledge, threatened with respect to any Company Material Contract and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to an Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, nor to the Company’s Knowledge, is any such party threatening to do so.
Section 4.20    Data Protection and Cybersecurity.
(a)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries, and the Processing by them or, to the Company’s Knowledge, on their behalf of any Personal Information are, and since

January 1, 2017 have been, in compliance with (A) all applicable Privacy Laws and, to the extent applicable, PCI DSS, (B) all applicable contractual obligations and (C) all policies of the Company and its Subsidiaries relating to Personal Information; (ii) there has been no unauthorized access to or breach, misuse or theft of any Personal Information Processed by the Company or any of its Subsidiaries, and, to the Company’s Knowledge, there has been no unauthorized access to, or breach, misuse or theft of any Personal Information Processed by Third Parties on behalf the Company or any of its Subsidiaries; (iii) each online site and mobile application of the Company and its Subsidiaries has posted terms of use and a privacy policy that materially comply with all applicable Privacy Laws and accurately reflects the Company’s and its Subsidiaries’ practices concerning the Processing of Personal Information collected by or through such site or mobile application; (iv) no disclosure of any data breach or network security breach, or any unauthorized access to, misuse of or theft of any Personal Information, has been or should have been made by the Company and its Subsidiaries under any applicable Privacy Law, to any Governmental Entity or affected Person; (v) each of the Company and its Subsidiaries, as applicable, has entered into a Business Associate Agreement with the applicable third party (to the extent required by, and in conformity with, HIPAA) in each instance where (A) the Company or such Subsidiary acts as a business associate (as defined in 45 C.F.R. § 160.103) to that third party, (B) that third party creates, receives, maintains or transmits protected health information (as defined in 45 C.F.R. § 160.103) from or on behalf of the Company or such Subsidiary or (C) that third party otherwise acts as a business associate to the Company or such Subsidiary, and each of the Company and its Subsidiaries has at all times been since January 1, 2017 in material compliance with any Business Associate Agreements to which it is a party; and (vi) the execution of this Agreement and the consummation of the transactions contemplated by this Agreement comply with all applicable Privacy Laws and contractual obligations relating to Personal Information and with the publicly facing privacy policies of the Company and its Subsidiaries relating to Personal Information.
(b)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries have taken, and currently take, reasonable and appropriate steps (including implementing and monitoring compliance with administrative, technical and physical safeguards, policies, procedures and security measures that conform with all applicable contractual obligations, Privacy Laws and, to the extent applicable, PCI DSS) aimed to secure and protect the integrity, physical and electronic security, continuous operation and security of the IT Assets (and all Trade Secrets and Personal Information collected or processed thereby or stored therein), and there have been no material violations, disruptions, breaches or unauthorized uses of, or accesses to, the IT Assets (or any Trade Secrets, proprietary or confidential data, or Personal Information collected or processed thereby or stored therein) and no material violations or non-compliance of any such policies or procedures. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries have addressed and fully remediated or otherwise mitigated all material threats and deficiencies identified in every security assessment report performed by the Company and its Subsidiaries.
(c)    The Company and its Subsidiaries have established and maintain appropriate disaster recovery plans, procedures and backup equipment and facilities of a scope consistent in all material respects with (i) customary industry practice in the event of any disaster, emergency or persistent equipment or telecommunications failure affecting the Company or any of its

Subsidiaries, (ii) all Privacy Laws, (iii) all Material Contracts and (iv) all policies of the Company and its Subsidiaries relating to the security of the IT Assets or Personal Information.
Section 4.21    Suppliers.
Section 4.21 of the Company Disclosure Schedules sets forth a true, correct and complete list of the top twenty (20) suppliers (the “Top Suppliers”) measured by the aggregate amounts paid by the Company and its Subsidiaries during the fiscal year ended December 31, 2018. The Company has Made Available the corresponding amounts paid to each Top Supplier during the fiscal year ended December 31, 2018. During the period beginning January 1, 2019 and ending on the date hereof, (i) there has been no termination of the business relationship of the Company or its Subsidiaries with any Top Supplier, (ii) there has been no material change in the pricing or other material terms of its business relationship with any Top Supplier in any material respect adverse to the Company or its Subsidiaries, and (iii) no Top Supplier has notified the Company or any of its Subsidiaries in writing that it intends to terminate or change the pricing or other material terms of its business in any material respect adverse to the Company or its Subsidiaries. Except for letters of credit for outstanding purchase orders, neither the Company nor any of its Subsidiaries is required to provide any material bonding or other material financial security arrangements in connection with any transactions with any Top Supplier in the ordinary course of its business.
Section 4.22    Customers.
Section 4.22 of the Company Disclosure Schedules sets forth a true, correct and complete list of the top twenty (20) customers (the “Top Customers”) by revenue from the Company and its Subsidiaries during the fiscal year ended December 31, 2018. The Company has Made Available the corresponding revenue from each Top Customer during the fiscal year ended December 31, 2018. During the period beginning January 1, 2019 and ending on the date hereof, (i) there has been no written or, to the Company’s Knowledge, oral notice of termination of the business relationship of the Company or its Subsidiaries with any Top Customer given to or received from any such Top Customer, (ii) there has been no material change in the pricing or other material terms of its business relationship with any Top Customer in any material respect adverse to the Company or its Subsidiaries and (iii) no Top Customer has notified the Company or any of its Subsidiaries that it intends to terminate or change any material terms of its business in any material respect adverse to the Company or its Subsidiaries.
Section 4.23    Products.
(a)    Except as to matters that have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company, since January 1, 2017, the Company, the Company’s facilities, and the Company Products have complied with and are in compliance with the following Applicable Laws in the relevant governing jurisdiction(s) in which the Company conducts its business: (i) with respect to the United States, the statutes and implementing regulations administered and enforced by the U.S. Occupational Safety and Health Administration and the U.S. Food and Drug Administration and other medical device Laws and consumer protection Laws applicable to the Company Products, (ii) with respect to the rest of the world, the statutes and implementing regulations administered and enforced regarding medical device Laws and consumer protection statutes and regulations and (iii) all terms, conditions and requirements imposed in or in relation to (A) any material Permits granted to the Company by any Governmental Entity and to (B) any non-Governmental Entity certifications, certificates and accreditations that the Company represents to possess.
(b)    During the period beginning December 31, 2018 and ending on the date hereof, the Company has not received any written notice or, to the Company’s Knowledge, other communication from the Consumer Product Safety Commission or any other Governmental Entity or other Third Party of any actual or possible violation of any Applicable Law governing product recalls, product safety, product defects, or the content of product materials or packaging and labeling of products.
(c)    There have been no Proceedings since January 1, 2017 (including the disposition thereof) against the Company or any of its Subsidiaries, and which involve personal injury or are otherwise material to the Company and its Subsidiaries, taken as a whole, relating to, or otherwise involving, alleged defects in the Company Products, or the failure of any such Company Products to meet specifications, except such Proceedings as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)    The Company has not, since January 1, 2017, voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement relating to an alleged lack of safety or regulatory compliance of any of the Company Products and there are no facts or circumstances that could cause any Governmental Entity to require the recall, market withdrawal, replacement, reformulation, relabeling or suspension of manufacturing, promotion, importation or sale of any of the Company Products.
(e)    The Company has conducted periodic audits and inspections of its material suppliers and contract manufacturers, consistent with industry standards, and none of these inspections or audits have resulted in material findings.
(f)    The Company Products have been marketed in all material respects in compliance with Applicable Law and none of the marketing and promotional materials used, including sales brochures, product labels and labeling, advertising and promotional claims in any format (whether print or website content or otherwise) is, or has been, materially false or misleading.
Section 4.24    Product Returns.
There are no other arrangements between the Company and any of its retailer and distributor customers and end-users that permit such retailer and distributor customers and end-users to return any unsold Company Products to the Company, except such arrangements as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All rights of return granted to retailer and distributor customers and end-users of the Company have, in all material respects, been granted in the ordinary course of business.
Section 4.25    Transactions with Affiliates.
Except for compensation or other employment arrangements in the ordinary course of business or as otherwise disclosed in the Company SEC Documents, there are no Contracts or transactions between, on the one hand, the Company or any of its Subsidiaries and, on the other hand, (a) any Affiliate (including any director or officer thereof, but not including any wholly owned Subsidiary of the Company) that would be required to be disclosed pursuant to Item 404 of Regulation S-K or (b) any stockholder that, individually or together with its Affiliates, owns more than five percent (5%) of the shares of Company Common Stock.
Section 4.26    Finders or Brokers.
Other than Qatalyst Partners LP, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or commission in connection with or upon consummation of the Merger. The Company has Made Available to Parent a true, correct and complete copy of any engagement letter or other Contract between the Company and Qatalyst Partners LP relating to the Merger and the other transactions contemplated by this Agreement.
Section 4.27    State Takeover Statutes.
(a)    The Company Board has taken all action necessary to render all potentially applicable anti-takeover statutes or regulations (including Section 203 of the DGCL) and any similar provisions in the Company’s certificate of incorporation or bylaws inapplicable to this Agreement and the transactions contemplated by this Agreement.
(b)    All waivers of standstills that the Company has granted, on or before the date hereof, to any Person who signed such standstill in connection with its consideration of a possible Acquisition Proposal have expired or been revoked.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the disclosure schedules delivered by Parent and Merger Sub to the Company concurrently with the execution and delivery of this Agreement (“Parent Disclosure Schedules”) (each section of which qualifies only the correspondingly numbered and lettered representation and warranty in this Article 5 to the extent specified therein and the representations and warranties in such other applicable sections of this Agreement as to which the disclosure on its face is reasonably apparent upon reading the disclosure contained in such section of the Parent Disclosure Schedules, without independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other numbered and lettered Section of this Article 5 and, provided, however, that any listing of any fact, item or exception disclosed in any section of the Parent Disclosure Schedules shall not be construed as an admission of liability under any Applicable Law or for any other purpose and shall not be construed as an admission that such fact, item or exception is in fact material or creates a measure of materiality for purpose of this Agreement or otherwise), each of Parent and Merger Sub hereby represents and warrants to the Company as follows:
Section 5.01    Organization; Capitalization.
(a)    Parent is a limited liability company duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to carry on its business as presently conducted. Each of Parent and Merger Sub is duly qualified or licensed, and has all necessary Permits, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the ability of Parent or Merger Sub to perform any of its obligations hereunder or consummate the Merger and the other Transactions.
Section 5.02    Corporate Authority Relative to this Agreement; No Violation.
(a)    Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the sole stockholder of Merger Sub (the “Merger Sub Stockholder Approval”) (which Merger Sub Stockholder Approval will be obtained promptly following the execution and delivery of this Agreement), to consummate the Transactions, including the Merger. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of them of the Transactions, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate action on the part of either Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement or the consummation of the Transactions, including the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub and is enforceable against Parent, and Merger Sub in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.
(b)    Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) the applicable requirements of the NASDAQ, and (iv) the Antitrust Laws, no Consents are

necessary, under Applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement other than Consents the failure of which to obtain would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the ability of Parent or Merger Sub to perform any of its obligations hereunder or consummate the Merger and the other Transactions.
(c)    The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the Transactions and compliance with the provisions hereof will not, (i) result in any loss, or suspension, limitation or impairment of any right of Parent or Merger Sub to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under, trigger any material change to the scope of rights granted under, or otherwise contravene, any loan, guarantee of Indebtedness or credit agreement, Contract, Permit, concession or right, in each case, binding upon Parent or Merger Sub or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens (other than Permitted Liens), in each case, upon any of the properties or assets of Parent or Merger Sub, except for such losses, suspensions, limitations, impairments, violations, defaults, rights, contraventions or Liens as would not reasonably be expected, individually or in the aggregate, to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, (ii) conflict with or result in any violation of any provision of the charter or bylaws or other equivalent Organizational Document of Parent or Merger Sub or (iii) conflict with or violate Applicable Law or any Orders, in each case of clauses (i) and (iii), that would reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the ability of Parent or Merger Sub to perform any of its obligations hereunder or consummate the Merger and the other transactions contemplated by this Agreement.
Section 5.03    Litigation.
As of the date hereof, there are no Proceedings pending or, to the knowledge of an executive officer of Parent, threatened, that challenge or seek to prevent, enjoin, alter or materially delay, or recover any damages or obtain any other remedy in connection with, this Agreement or the Transactions.
Section 5.04    Information Supplied.
The information supplied by Parent and Merger Sub in writing expressly for inclusion in the Proxy Statement will not, at the time the Proxy Statement (and any amendment or supplement thereto) is first filed with the SEC, at the time the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.05    Finders or Brokers.
Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or commission for which the Company may become liable prior to the Effective Time.
Section 5.06    Cash Resources.
Parent has sufficient cash resources to pay the Merger Consideration pursuant to this Agreement.
Section 5.07    Merger Sub.
Merger Sub is a wholly owned Subsidiary of Parent. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution and delivery of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.
ARTICLE 6
COVENANTS
Section 6.01    Conduct of the Company.
(a)    During the period commencing on the date of this Agreement and ending on the earlier of the termination of this Agreement in accordance with Article 8 and the Effective Time (the “Pre-Closing Period”), except to the extent (i) required by Applicable Law, (ii) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or (iii) expressly permitted, prohibited or required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business, and use commercially reasonable efforts to (A) maintain and preserve intact its business organization, assets, technology, present lines of business, rights and franchises, (B) keep available the services of Company Employees who are important to the operation of the business of the Company and its Subsidiaries as is presently conducted, (C) maintain in effect all of its material Permits, and (D) preserve its relationships with those Persons having significant business relationships with the Company or any of its Subsidiaries.
(b)    Without limiting the generality of the foregoing in Section 6.01(a), during the Pre‑Closing Period, except to the extent (w) required by Applicable Law, (x) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (y) expressly required by this Agreement or (z) set forth in the correspondingly numbered subsection of Section 6.01(b) of the Company Disclosure Schedules, the Company shall not, and shall not permit any of its Subsidiaries to:
(i)    amend the Company Organizational Documents or the Company Subsidiary Organizational Documents (including by merger, consolidation, corporate migration, redomiciliation or otherwise), or otherwise take any action to exempt any Person from any provision of the Company Organizational Documents or the Company Subsidiary Organizational Documents;
(ii)    split, combine, subdivide or reclassify any of its capital stock;
(iii)    amend any term of any Company Security or any security of any of its Subsidiaries (in each case, including by merger, consolidation or otherwise);
(iv)    make, declare, accrue, set aside or pay any dividend, or make any other distribution on (whether in cash, stock, property or otherwise), or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the wholly owned Subsidiaries of the Company (to the extent such dividends would not result in a material Tax Liability and are paid in the ordinary course of business), or (B) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Options or for withholding Taxes incurred in connection with the exercise of Company Options or the vesting or settlement of Company Stock Awards outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, in each case in accordance with the terms of the applicable award agreements);
(v)    issue, deliver, sell, grant, subject to any Lien (other than a Permitted Lien), pledge or otherwise dispose of or permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the exercise of Company Options or the settlement of Company Stock Awards outstanding as of the date hereof, in each case in accordance with their terms, or enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;
(vi)    adopt any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, corporate migration, redomiciliation or other reorganization of the Company or any of its Subsidiaries or file a petition in bankruptcy under any provisions of Applicable Law on behalf of the Company or any of its Subsidiaries or consent to the filing of any bankruptcy petition against any the Company or any of its Subsidiaries under any similar Applicable Law;
(vii)    create any Subsidiary of the Company or any of its Subsidiaries;
(viii)    other than renewals of existing letters of credit, redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise);

(ix)    grant or suffer to exist any material Liens on any properties or assets, tangible or intangible, of the Company or any of its Subsidiaries, other than Permitted Liens;
(x)    make any capital investment in, loan or advance to, or make or forgive any loan to, any other Person, except for (A) loans, advances, or capital contributions solely among the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries, in each case in the ordinary course of business and only to the extent that such loan, advance or capital would not be recharacterized as an equity investment under the provisions of Treasury Regulations promulgated under Section 385 of the Code and is not made in connection with any restructuring or reorganization plan, (B) advances for reimbursable employee expenses in the ordinary course of business and (C) extensions of credit to customers in the ordinary course of business;
(xi)    other than in the ordinary course of business or in accordance with any Contract in effect on the date hereof, (A) sell, transfer, mortgage, lease, license, pledge, abandon, encumber or otherwise dispose of any of its material tangible properties or assets to any Person other than to the Company or a wholly owned Subsidiary of the Company (including any assets relating to Fitbit Pay™), (B) waive, cancel, forgive, release, settle or assign any material Indebtedness (other than Indebtedness solely among the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries, in each case in the ordinary course of business and only to the extent such waiver, cancellation, forgiveness, release, settlement or assignment would not result in the recognition of material cancellation of debt income or incurrence of material withholding Taxes by the Company or any of its Subsidiaries and is not made in connection with any restructuring or reorganization plan) owed to the Company or any of its Subsidiaries or any material claims held by the Company or any of its Subsidiaries against any Person or (C) grant any new material refunds, credits, rebates or allowances to any customers;
(xii)    (A) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other Person or business or any material assets, deposits or properties of any other Person or (B) make any material investment in any other Person either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any Person, other than a wholly owned Subsidiary of the Company;
(xiii)    make any capital expenditures that are in excess of the capital expenditure budget of the Company set forth in Section 6.01(b)(xiii) of the Company Disclosure Schedules by more than five percent (5%) in the aggregate;
(xiv)    except in the ordinary course of business (A) (1) terminate, cancel, renew, fail to exercise an expiring renewal option, amend, grant a waiver under or otherwise modify any Company Material Contract or Company Real Property Lease or any Contract that would constitute a Material Contract or a Company Real Property Lease if in effect as of the date of this Agreement (including any buyout of such

Contract) or (2) enter into any Contract that would constitute a Material Contract, except, in each case, as otherwise expressly permitted by this Section 6.01(b) with respect to the subject matter of such Material Contract, or a Company Real Property Lease if in effect as of the date of this Agreement or (B) without prior consultation with Parent, enter into any Contract expected to result in payment by the Company and its Subsidiaries in excess of $1,000,000 annually that (1) will not expire by its terms in twelve (12) months or fewer and (2) cannot be terminated by the Company or any of its Subsidiaries without material penalty upon no more than twelve (12) months’ notice;
(xv)    except as may be required by Applicable Law or as required pursuant to the terms and conditions of any Company Employee Plan in effect on the date hereof, (A) adopt, amend, or terminate any Company Employee Plan (or any plan, program, policy, agreement or arrangement that would be a Company Employee Plan if in effect as of the date hereof), (B) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Company Employee Plans, (C) increase in any manner the compensation (including severance, change-in-control and retention compensation) or benefits of any Company Employee or other service providers of the Company or its Subsidiaries or (D) grant, or commit to grant, any equity-related, performance, incentive or similar awards or bonuses to any Company Employee or take any action that would result in the acceleration of vesting or adjustment of exercisability of any outstanding equity-based award, including Company Stock Awards;
(xvi)    (A) hire or promote the employment or services of (1) any employee at the level of Senior Director or above or (2) any employee at a compensation level commensurate with compensation generally provided to employees at the level of Senior Director and above (other than with respect to (x) a vacancy for a position at the level of Senior Director or above in existence as of or following the date hereof, or (y) a promotion in the ordinary course of business) or (B) terminate the employment or services of any officer or any employee at the level of Senior Director or above except as a direct result of such officer’s or employee’s (1) willful failure to perform the duties or responsibilities of his or her employment, (2) engaging in serious misconduct, or (3) being convicted of or entering a plea of guilty or no contest to any crime;
(xvii)    except as required by Applicable Law or non-U.S. custom, enter into or negotiate to enter into any Collective Bargaining Agreement, works council or other labor agreement or arrangement;
(xviii)    implement or adopt any change in its accounting principles, policies, practices or methods, other than as may be required by GAAP or Applicable Law;
(xix)    change in any material respect the policies or practices regarding accounts receivable or accounts payable or fail to manage working capital materially in accordance with past practices;

(xx)    commence, settle, pay, discharge, satisfy or compromise any Proceeding (other than a Tax audit or Proceeding governed by Section 6.01(b)(xxi)), except for (A) settlements or compromises that (1) involve monetary remedies with a value not in excess of $500,000, with respect to any individual Proceeding, or $1,000,000, in the aggregate, (2) do not impose any material restriction on its business or the business of its Subsidiaries or materially restrict the use or registration or affect the validity or enforceability of any material Company Owned IP, and (3) do not relate to any Stockholder Litigation (the settlement or compromise of which shall be governed exclusively by Section 6.09), and (B) the commencement of any Proceeding that is in the ordinary course of business (it being understood that responses, counter-claims, or similar filings in Proceedings commenced prior to the date hereof will not be deemed to commence any Proceeding);
(xxi)    make, change or revoke any material Tax election, change any material Tax accounting method, file any material amended Tax Return or claim for a material Tax refund, enter into any voluntary disclosure agreement or any closing agreement within the meaning of Section 7121 of the Code (or any comparable provision of state, local or foreign Law) with respect to a material amount of Taxes, request any material Tax ruling, settle or compromise any material Tax proceeding, or surrender any claim for a material refund of Taxes, except that the Company or any Company Subsidiaries may settle or compromise Tax audits or Proceedings for (A) amounts that do not exceed the amount of uncertain Tax positions reflected on the Unaudited Balance Sheet that are subject of such audit or proceeding or (B) in the case of settlements not described in (A), amounts that do not exceed $500,000 for any individual Tax audit or Proceeding or $1,000,000 for such Tax audits or Proceedings in the aggregate;
(xxii)    abandon or discontinue any existing material line of business;
(xxiii)    other than in the ordinary course of business, materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;
(xxiv)    conduct its cash management customs and practices (including the collection of receivables and payment of payables), other than in the ordinary course of business;
(xxv)    amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material Permits of the Company;
(xxvi)    sell, transfer, assign, dispose of or otherwise subject to any Lien (other than a Permitted Lien) any Company Owned IP, or license any material Intellectual Property constituting Company Owned IP, in each case, except for Contracts for non-exclusive licenses to (A) customers solely for their use of the Company Products or (B) resellers and distributors for the purposes of reselling and distributing the Company Products, in each case granted in the ordinary course of business; or take any action or fail to take any action, if such action or failure to take action would reasonably be likely to result in the loss, lapse, abandonment, invalidity or unenforceability of any Registered IP or other material Intellectual Property constituting Company Owned IP;
(xxvii)    make any changes (other than changes that are required by Applicable Law) to any of the privacy policies, privacy statements or other terms governing the Company’s or any of its Subsidiaries’ Processing of any Personal Information that would diminish or restrict the usage by the Company or its Subsidiaries of Personal Information after the Closing;
(xxviii)    enter into any transaction with any stockholder (in its capacity as such) of the Company;
(xxix)    other than in the ordinary course of business, enter into any transaction with any director or officer of the Company or any of its Subsidiaries;
(xxx)    amend or otherwise modify any engagement letter between the Company and any financial advisor described in Section 4.26, or enter into a new engagement letter with any such financial advisor; or
(xxxi)    authorize, resolve, agree to take (by Contract or otherwise), or make any commitment to take, or otherwise become obligated to take, any of the foregoing actions that are prohibited pursuant to this Section 6.01(b).
Section 6.02    Non-Solicitation; Acquisition Proposals.
(a)    Except as expressly permitted by this Section 6.02, during the Pre-Closing Period, the Company shall not, and shall cause its Affiliates and its and their respective Representatives not to, directly or indirectly (i) initiate, solicit, authorize or knowingly encourage, or knowingly facilitate the submission or making of, any Acquisition Proposal, or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to lead to or result in an Acquisition Proposal, (ii) other than informing Third Parties of the existence of the provisions contained in this Section 6.02, conduct, continue, participate or engage in negotiations or discussions with, or furnish any information concerning the Company or any of its Subsidiaries to, any Third Party relating to an Acquisition Proposal or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to lead to or result in an Acquisition Proposal (other than requesting the clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal), (iii) enter into any Contract (written or oral, binding or non-binding, preliminary or definitive) relating to an Acquisition Proposal or (iv) resolve or agree to do any of the foregoing. From and after the execution and delivery of this Agreement, the Company shall, and shall cause its Affiliates and its and their respective Representatives to, (A) immediately cease and cause to be terminated all discussions or negotiations with any Person existing on the date hereof with respect to any Acquisition Proposal, or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to lead to or result in an Acquisition Proposal, (B) terminate access by any Third Party to any physical or electronic data room or other access to data or information of the Company, in each case relating to or in connection with, any Acquisition Proposal or any potential Acquisition Transaction, (C) request the prompt return or destruction of all nonpublic information provided to any Third Party in the two (2) years immediately preceding the date of this Agreement in connection with any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to lead to or result in an Acquisition Proposal or a proposed Acquisition Transaction, and (D) enforce, and not waive or modify, the provisions of any binding confidentiality or non-disclosure agreement entered into with respect to any Acquisition Proposal or any potential Acquisition Transaction, including any standstill provisions contained therein. It is agreed that any violation of the restrictions set forth in this Section 6.02 by any Representative (other than then-current non-officer employees, consultants, agents and other representatives (in each case other than the Company’s directors and officers) and advisors, in each case that provide services to the Company in the ordinary course of business and are not engaged in merger and acquisition advisory or similar services; provided that such individuals are not acting, directly or indirectly, at the direction of any other Representative that is not excluded by operation of this parenthetical) of the Company or any of its Affiliates shall constitute a breach of this Section 6.02 by the Company.
(b)    Notwithstanding anything to the contrary contained in this Agreement, if, at any time prior to the receipt of the Requisite Company Stockholder Approval, the Company receives an unsolicited, written bona fide Acquisition Proposal (which Acquisition Proposal was made after the date of this Agreement and did not result from a breach of this Section 6.02), the Company, the Company Board and its Representatives may, subject to compliance with this Section 6.02(b), engage in negotiations or discussions with, or furnish any information and reasonable access to, any Third Party making such Acquisition Proposal and its Representatives if, and only if, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and outside independent financial advisors, that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be expected to lead to or result in a Superior Proposal and failure to take such action would be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law; provided that (i) prior to providing access to or furnishing any such information, the Company (A) receives from such Third Party an executed Acceptable Confidentiality Agreement or (B) if such Third Party is already party with the Company to a valid and existing confidentiality agreement as of the date of this Agreement, if necessary, amends such existing agreement so that it is an Acceptable Confidentiality Agreement, (ii) any such information or access so furnished has been previously provided to Parent or is provided (including through the Data Room) to Parent concurrently with it being so furnished to such Third Party and (iii) the Company shall give Parent written notice of such determination promptly after the Company Board makes such determination (and in no event later than the earlier to occur of (x) thirty-six (36) hours and (y) one (1) Business Day after such determination) and in any event prior to furnishing any such information or engaging in such negotiations or discussions.
(c)    Except as otherwise provided in Section 6.02(d) and the last sentence of this Section 6.02(c), during the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to Parent), or publicly propose to withdraw (or so qualify or modify), the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement, (C) take any action to exempt any Person (other than Parent and its Affiliates) from the provisions of Section 203 of the DGCL or any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover law or regulation, (D) fail to publicly reaffirm the Company Recommendation within five (5) Business Days after Parent so requests in writing (provided that Parent makes such request only after a material development has occurred that Parent believes, in good faith, has created uncertainty as to the position of the Company Board or whether the Requisite Company Stockholder Approval will be obtained and that Parent may only make such request once with respect to any Acquisition Proposal that has not been amended with respect to financial or other material terms), (E) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Acquisition Proposal or any material amendment of such Acquisition Proposal, or (F) approve, adopt or recommend any Acquisition Proposal, or propose publicly to approve, adopt or recommend, any Acquisition Proposal (any action described in this clause (i) is referred to herein as a “Change in Recommendation”) or (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into any Contract (written or oral, binding or non-binding, preliminary or definitive), other than an Acceptable Confidentiality Agreement to the extent expressly permitted by Section 6.02(b) with any Third Party constituting or relating to, or that is intended to or would reasonably be expected to lead to or result in, any Acquisition Proposal or Acquisition Transaction, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with this Agreement, the Merger or any of the other Transactions, or requiring, or reasonably expected to cause, the Company to fail to comply with this Agreement (any such Contract, an “Alternative Acquisition Agreement”). Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Requisite Company Stockholder Approval, in the event a material development or material change in circumstances (other than relating to or in connection with an Acquisition Proposal, Acquisition Transaction or Superior Proposal) occurs or arises after the date of this Agreement that was not known and not reasonably foreseeable by the Company Board as of the date of this Agreement, the Company Board may make a Change in Recommendation (under clause (A), (B) or (D) of the definition thereof) if and only if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and outside independent financial advisors, that the failure to effect such Change in Recommendation would be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law; provided that the Company shall have provided Parent four (4) Business Days’ prior written notice advising Parent that it intends to take such action and specifying, in reasonable detail, the reasons for such action and:
(i)    during such four (4) Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent (and the Company shall have caused its Affiliates and Representatives, including its outside legal counsel and outside independent financial advisors, to have engaged in good faith negotiations with Parent and its Representatives) regarding changes to the terms of this Agreement; and
(ii)    the Company shall have considered any adjustments to this Agreement (including a change to the price terms hereof) and any other agreements that may be irrevocably committed to in writing by Parent (the “Proposed Changed Terms”)

no later than 11:59 p.m., New York City time, on the fourth (4th) Business Day of such four (4) Business Day period and shall have determined in good faith (after consultation with its outside legal counsel and outside independent financial advisors) that the failure to make a Change in Recommendation would be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law.
(d)    At any time prior to receipt of the Requisite Company Stockholder Approval, if, in response to an unsolicited, written bona fide Acquisition Proposal made after the date of this Agreement that did not result from a breach of this Section 6.02, the Company Board determines in good faith (after consultation with its outside legal counsel and outside independent financial advisors) that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to approve or recommend such Superior Proposal would be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law, the Company may terminate this Agreement in accordance with Section 8.01(d)(i) and this Section 6.02(d); provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.01(d)(i) and this Section 6.02(d) unless the Company (x) has complied in all material respects with and not materially breached its obligations under this Section 6.02, including its obligations set forth in Section 6.02(e), (y) pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 8.03(a)(i) prior to or concurrently with such termination and (z) concurrently with such termination, enters into a definitive written Alternative Acquisition Agreement that documents the terms and conditions of such Superior Proposal.
(e)    (i) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to terminate this Agreement pursuant to Section 6.02(d) or Section 8.01(d)(i), unless:
(A)    the Company shall have provided to Parent four (4) Business Days’ prior written notice (the “Superior Proposal Notice”) advising Parent that the Company intends to take such action (and specifying, in reasonable detail, the reasons for such action and the terms and conditions of any such Superior Proposal, including the identity of the Third Party who has made such Superior Proposal) and provided Parent a copy of the relevant proposed transaction agreement or the latest draft thereof (including any related financing commitments, fee letters (subject to customary redactions), and all other material transaction documents) or, to the extent such agreement or draft and other documents do not exist, a written summary of the material terms and conditions of such Superior Proposal, and any other related available material documentation and material correspondence relating to such Superior Proposal (including any related financing commitments and fee letters (subject to customary redactions)); and
(B)    (1) during such four (4) Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent (and the Company shall have caused its Affiliates and Representatives, including its outside legal counsel and outside independent financial advisors, to have engaged in good faith negotiations with Parent and its Representatives) regarding changes to the terms of this Agreement intended to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and (2) the Company shall have considered any Proposed Changed Terms irrevocably committed to by Parent no later than 11:59 p.m., New York City time, on the fourth (4th) Business Day of such four (4) Business Day period and shall have determined in good faith (after consultation with its outside legal counsel and outside independent financial advisors) that the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect.
(ii)    The parties hereto acknowledge and agree that (A) if Parent, within four (4) Business Days following its receipt of a Superior Proposal Notice, makes an irrevocable proposal that, as determined in good faith by the Company Board (after consultation with its outside counsel and outside independent financial advisors), results in the applicable Acquisition Proposal no longer being a Superior Proposal, then the Company shall have no right to terminate this Agreement pursuant to Section 6.02(d) or Section 8.01(d)(i) as a result of such Acquisition Proposal, and (B) any (1) revisions to the financial terms or any other material terms of a Superior Proposal or (2) revisions to the financial terms or any other material terms to an Acquisition Proposal that the Company Board had determined no longer constitutes a Superior Proposal, shall constitute a new Acquisition Proposal and shall in each case require the Company to deliver to Parent a new Superior Proposal Notice and a new two (2) Business Day period shall commence thereafter. The Company shall have no right to terminate this Agreement pursuant to Section 8.01(d)(i) unless it has complied with the procedures set forth in Section 6.02(d) and this Section 6.02(e).
(f)    From and after the execution and delivery of this Agreement, the Company shall promptly (and in any event within the earlier to occur of (x) thirty-six (36) hours and (y) one (1) Business Day following the time of receipt) advise Parent in writing in the event that the Company or any of its Representatives receives any Acquisition Proposal or any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to lead to or result in an Acquisition Proposal, and in connection with such notice, provide to Parent the material terms and conditions (including the identity of the Third Party making any such Acquisition Proposal, copies of any material documentation, including copies of any related financing commitments, fee letters (subject to customary redactions) and other material transaction documents, and a written summary of any oral proposals) of any such Acquisition Proposal. From and after the execution and delivery of this Agreement, the Company shall keep Parent promptly informed in writing on a reasonably current basis of any material changes to, the terms of any such Acquisition Proposal (including providing Parent a notification in writing within the earlier to occur of (x) thirty-six (36) hours and (y) one (1) Business Day following any determination by the Company Board pursuant to Section 6.02(b) or any material change to the terms of any such Acquisition Proposal) and any material discussions and negotiations concerning the material terms and conditions thereof and (ii) provide to Parent as soon as practicable (and in any event within the earlier to occur of (x) thirty-six (36) hours and (y) one (1) Business Day following the time of receipt) after receipt thereof of any written indication of interest (or amendment thereto) or any written material received in connection therewith (or amendment thereto) including copies of any proposed Alternative Acquisition Agreement (including any drafts thereof) and any proposed financing commitments, fee letters

(subject to customary redactions) and other transaction documents related thereto (including drafts thereof).
(g)    Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing any position or disclosing any information reasonably required under Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act limited to the information specified in such rule; provided, however, that any Change in Recommendation may be made only in accordance with Section 6.02(c).
Section 6.03    Access to Information.
(a)    Subject to Applicable Law, the Company shall (and shall cause its Subsidiaries, Company Employees and other Representatives to) afford Parent’s authorized Representatives reasonable access, during normal business hours and upon reasonable advance notice, throughout the period prior to the Effective Time, to Company Employees, Representatives, properties (other than for the purpose of any on-site testing or procedures), books, Contracts and records (including true, correct and complete copies of Tax Returns and other records relating to Taxes) and shall furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their Representatives may reasonably request; provided, however, that the Company and its Subsidiaries shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company after consultation with its outside legal counsel, (i) be prohibited from being disclosed pursuant to any confidentiality agreement with a third party entered into prior to the date hereof, (ii) violate any Applicable Law, (iii) result in a loss or waiver of the attorney-client or other privilege held by the Company or any of the Company’s Subsidiaries or (iv) contain competitively sensitive information (it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents pursuant to clauses (i), (ii), (iii) or (iv) above, and thereafter the Company and Parent shall reasonably cooperate to cause such information to be provided in a manner that (x) would not reasonably be expected to waive the applicable privilege or protection or violate such confidentiality agreement or Applicable Law and (y), in the case of competitively sensitive information, complies with appropriate “clean room” arrangements). Any information provided pursuant to this Section 6.03(a) shall be subject to the Confidentiality Agreement.
(b)    No information or knowledge obtained by Parent or Merger Sub pursuant to Section 6.02, this Section 6.03, during due diligence, or otherwise (except to the extent expressly provided in this Agreement with respect to the contents of the Company Disclosure Schedules, which may not be amended or supplemented after the date hereof) shall (i) limit, modify or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement, (ii) otherwise prejudice in any way the rights and remedies of Parent and Merger Sub contained in this Agreement, (iii) be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement or (iv) be deemed to amend or supplement the Company Disclosure Schedules or prevent or cure any misrepresentation, breach of warranty or breach of covenant by the Company.
Section 6.04    Notice of Certain Events.
During the Pre-Closing Period:
(a)    the Company shall use commercially reasonable efforts to promptly notify Parent in writing of any notice or other communication received by the Company or any of its Subsidiaries, or to the Company’s Knowledge any of their respective Representatives, from any Person alleging that the consent, approval, permission of or waiver from such party is or may be required in connection with the Merger (including with respect to any Material Contract or Company Real Property Lease);
(b)    the Company shall promptly notify Parent in writing of:
(i)    any notice or other communication received by the Company or any of its Subsidiaries, or to the Company’s Knowledge any of their respective Representatives, from any Governmental Entity in connection with the Transactions; and
(ii)    any fact, event or circumstance known to it that would be reasonably likely to result in the failure of any of the conditions set forth in Article 7 to be satisfied.
provided that the failure to deliver any notice pursuant to this Section 6.04 shall not be considered in determining whether the conditions set forth in Article 7 have been satisfied; provided, however, that no notification given pursuant to this Section 6.04 shall (w) limit, modify or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement, (x) otherwise prejudice in any way the rights and remedies of Parent and Merger Sub contained in this Agreement, (y) be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement or (z) be deemed to amend or supplement the Company Disclosure Schedules or prevent or cure any misrepresentation, breach of warranty or breach of covenant by the Company.
Section 6.05    State Takeover Laws.
If any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover law or regulation becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other Transactions, then each of the Company, Parent, Merger Sub, and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 6.06    Stock Exchange Delisting; Director Resignations.
(a)    Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and rules and policies of NYSE to enable the delisting by the Surviving Corporation of the Shares from NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time (if such delisting and deregistration will not have already occurred at or prior to the Effective Time).
(b)    At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of the directors of the Company, and at Parent’s request, its Subsidiaries, effective at the Effective Time.
Section 6.07    Director and Officer Liability.
(a)    For six (6) years after the Effective Time, the Surviving Corporation shall maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that in satisfying its obligation under this Section 6.07(a), the Surviving Corporation shall not be obligated to pay aggregate premiums in excess of two hundred fifty percent (250%) of its most recent annual renewal prior to the date of this Agreement (the “Current Premium”) and, if such aggregate premiums for such insurance would exceed two hundred fifty percent (250%) of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available for an aggregate premium equal to two hundred fifty percent (250%) of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by Parent, the Company prior to the Effective Time or by the Surviving Corporation at or after the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the Transactions, provided, however, that the amount paid for such prepaid policies shall not exceed two hundred fifty percent (250%) of the Current Premium without the prior written consent of Parent and, for the avoidance of doubt, such policies that obtain the maximum amount of coverage available for such premium amount shall nevertheless be deemed to satisfy the provisions of the immediately preceding sentence. In the event that, within sixty (60) days following the date hereof, Parent provides written notice to the Company either (i) requesting that the Company obtain such tail or runoff policies, the Company shall obtain and fully pay the premium (in an amount not to exceed two hundred fifty percent (250%) of the Current Premium) for such tail or runoff policies at or prior to the Effective Time, or (ii) confirming that Parent or the Surviving Corporation shall obtain such tail or runoff policies, the Company shall cooperate with Parent to arrange for such policies to be so obtained. In the event that Parent fails to provide either such written notice within sixty (60) days following the date hereof or, in the case of an election under clause (ii), fails to obtain such policies at least ten (10) Business Days prior to the Closing, the Company may, after consulting in good faith with Parent, obtain and fully pay the premium (in an amount not to exceed two hundred fifty percent (250%) of the Current Premium) for such tail or runoff policies at or prior to the Effective Time.
(b)    From and after the Effective Time, the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to (i) each indemnification agreement in effect as of the date of this Agreement between the Company or any of its Subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Company Subsidiary (each, an “Indemnified Party”) and (ii) any indemnification provision and any exculpation provision set forth in the certificate of incorporation, as amended, or bylaws of the Company or a Company Subsidiary, as the case may be, as in effect on the date of this Agreement.
(c)    The provisions of this Section 6.07 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her Representatives, (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the articles of organization or bylaws, by Contract or otherwise, and (iii) may not be terminated or modified in a manner adverse to any Indemnified Party without the consent of such affected Indemnified Party. In the event that (A) the Surviving Corporation or any of its successors or assigns (1) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (2) transfers or conveys all or a substantial portion of its properties or other assets to any Person or (B) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 6.07.
Section 6.08    Efforts.
(a)    Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law and regulations to consummate and make effective the Transactions, to cause all conditions to the obligations of the other parties hereto to effect the Merger to be satisfied, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement, in each case, so that the Closing may occur by no later than the End Date; provided that, notwithstanding anything in this Section 6.08 or any other provision in this Agreement to the contrary (but, with respect to the Company, subject to the last sentence of this Section 6.08(a)), no party shall be required to agree (and the Company shall not agree, and shall cause its Subsidiaries not to agree, without the prior written consent of Parent) to (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of its capital stock or of any of its businesses, assets or properties, its Subsidiaries or Affiliates, (ii) the imposition of any limitation on the ability of Parent or its Affiliates or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses or assets and, in the case of Parent, the businesses or assets of the Company and its Subsidiaries or (iii) the imposition of any impediment on Parent or its Affiliates or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, Order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (i), (ii) or (iii), an “Action of Divestiture”). Nothing herein shall require Parent or its Affiliates or permit the Company or its Subsidiaries (without the prior written consent of Parent) to litigate with any Governmental Entity. Nothing in this Agreement shall require Parent or its Affiliates or permit the Company or its Subsidiaries (without the prior written consent of Parent) to pay any consideration or agree to any modifications of existing Contracts or enter into new Contracts (other than the payment of customary filing and application fees) in connection with obtaining any waivers, consents or approvals from Governmental Entities or other Persons in connection with this Agreement or the Merger. Without limiting any obligations of the Company under this Agreement, the Company shall, and shall cause its Subsidiaries to, agree to such Actions of Divestiture and enter into such Contracts as may be requested by Parent in connection with the objectives set forth in the first sentence of this Section 6.08(a) so long as such Actions of Divestiture and Contracts are conditioned on the Closing having occurred.
(b)    The parties hereto will, or will cause their “ultimate parent entities” as that term is defined in the HSR Act, as reasonably advisable, to make as promptly as reasonably practicable (and, in any event, solely in the case of any necessary filings and notifications under the HSR Act, within eighteen (18) days following the date hereof) all necessary filings and notifications and other submissions with respect to this Agreement and the Transactions under the HSR Act, the EC Merger Regulation, and any other applicable Antitrust Laws. To the extent permitted by Applicable Law, each of the Company and Parent shall inform the other of any material communication between the Company or Parent or any Affiliate thereof (as applicable) and any Governmental Entity regarding the transactions contemplated by this Agreement. If the Company or Parent or any Affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then, except to the extent prohibited by Applicable Law, the Company or Parent (as applicable) shall promptly inform the other and make, or cause to be made, as soon as reasonably practicable, a response in substantial compliance with such request. Without limiting the generality or effect of Section 6.08(a), to the extent permitted by Applicable Law, the parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act, the EC Merger Regulation or any other applicable Antitrust Laws.
(c)    Without limiting the generality of Section 6.08(b), to the extent permitted by Applicable Law, in connection with this Agreement and the Transactions, the parties agree to (i)

give each other reasonable advance notice of all meetings, calls or other communications with any Governmental Entity relating to any Antitrust Laws, (ii) give each other an opportunity to participate in each of such meetings, calls or other communications, (iii) if any Governmental Entity initiates a substantive oral communication regarding any Antitrust Laws, to add the other parties hereto to such call if practicable and, if not practicable, to promptly notify the other parties hereto of the substance of such communication, (iv) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Entity regarding any Antitrust Laws and (v) provide each other with copies of all written communications from any Governmental Entity relating to any Antitrust Laws. Any disclosures or provision of copies by one Party to the other may be made on an outside counsel basis, if appropriate.
(d)    (A) Following the consultation with the Company as contemplated by Section 6.08(b) and Section 6.08(c), Parent shall have the exclusive right to make all strategic and tactical decisions as to the manner in which to obtain from any Governmental Entity under the HSR Act, the EC Merger Regulation or any other applicable Antitrust Laws, any actions or non-actions, consents, approvals, authorizations, clearances or orders required to be obtained by Parent or the Company or any of their respective Affiliates in connection with the consummation of the transactions contemplated by this Agreement, (B) Parent and its Representatives shall have no obligation to share with the Company, any of its Subsidiaries or any of their respective Representatives (other than outside antitrust counsel) any nonpublic information, data or materials about any of the businesses or operations of Parent and its Affiliates and (C) the Company will not, nor will it permit any of its Subsidiaries or Representatives to make any communications with, or proposals relating to, or enter into, any understanding, undertaking or agreement with, any Governmental Entity relating to the Transactions without Parent’s prior review and approval.
(e)    Subject to the proviso to Section 6.08(a), the Company shall use its commercially reasonable efforts to obtain the consents listed on Section 6.08(e) of the Company Disclosure Schedules. For the avoidance of doubt, the Company shall not be required to pay any amount or agree to any accommodation with the counter-party to obtain any such consent.
Section 6.09    Stockholder Litigation.
The Company shall as promptly as reasonably practicable (and in any event within one (1) Business Day) following its being formally notified of the same notify Parent in writing of any Stockholder Litigation and shall keep Parent reasonably informed with respect to the status thereof. Without limiting the preceding sentence, the Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any such litigation (and the Company will in good faith take such comments into account) and to consult on any settlement with respect to such litigation. No such settlement shall be agreed to without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), except to the extent (i) such settlement is fully covered by the Company’s insurance policies (other than any applicable retention) or (ii) such settlement relates solely to the provision of additional disclosure in the Proxy Statement (and the Company complies with Section 6.10 and Section 6.13 with respect to such additional disclosure). Without Parent’s prior written consent
(which shall not be unreasonably withheld, conditioned or delayed), the Company shall not (i) waive any provision of the Company’s Organizational Documents providing for the Court of Chancery of the State of Delaware as the exclusive forum for any Stockholder Litigation or (ii) consent to the selection of an alternative forum other than the Court of Chancery of the State of Delaware for any Stockholder Litigation.

Section 6.10    Public Announcements.
Parent and the Company shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the Transactions and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, conditioned or delayed, except as such release or announcement that Parent or the Company determines, after consultation with outside legal counsel, is required by Applicable Law or any listing agreement with or rule of any securities exchange upon which the securities of the Company or Parent, as applicable, are listed, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party required to make the release or announcement will consider such comments in good faith. Notwithstanding the foregoing, Parent may make public statements with respect to this Agreement and the Transactions, including their effect on Parent’s business and its financial projections, with investors, analysts and financing sources, including on its periodic earnings calls and in any “road show.” Notwithstanding the foregoing provisions of this Section 6.10, (i) each of the Parties and their Affiliates may issue press releases or public announcements concerning the Transactions that are consistent with previous press releases or public announcements made by Parent or the Company in compliance with this Section 6.10, (ii) each of the Parties, their Affiliates, and their Representatives may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.10 and do not reveal material, nonpublic information regarding the other parties, the Merger or the other Transactions, and (iii) without limiting the obligations of the parties hereto pursuant to any other Section of this Agreement, the restrictions set forth in this Section 6.10 shall not apply to any press release or public announcement issued or proposed to be issued in connection with, or in response to, an Acquisition Proposal, Superior Proposal or a Change in Recommendation.
Section 6.11    Section 16 Matters.
Prior to the Effective Time, the Company shall take all actions necessary or as reasonably requested by any party hereto to cause any dispositions of equity securities of the Company (including any derivative securities with respect to any equity securities of the Company) as a result of the transactions contemplated by this Agreement by each individual who is a director or officer of the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Exchange Act Rule 16b-3.
Section 6.12    Employment Matters.
(a)    For the one (1) year period immediately following the Effective Time, Parent shall (or shall cause the Surviving Corporation to) provide to each person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and who continues to be employed by Parent, its Subsidiary or the Surviving Corporation following the Effective Time (each, a “Continuing Employee”), so long as such Continuing Employee remains employed by Parent, its Subsidiary or the Surviving Corporation, (i) cash compensation (including any retention bonus, stay bonus, bridge bonus or similar cash payment) that is substantially comparable in the aggregate to the cash compensation (excluding any change in control or transaction bonus, retention bonus, spot bonus or similar cash payment) provided to such Continuing Employee as of immediately prior to the Effective Time (provided that a Continuing Employee’s base salary shall not be less than seventy-five (75%) of the base salary provided to such Continuing Employee as of the date hereof, and provided further that to the extent that such base salary is less than 100% of base salary as of the date hereof, such Continuing Employee shall receive a retention bonus, a stay bonus, a bridge bonus opportunity or a similar cash payment opportunity, vesting monthly over a period not exceeding twelve months, in an amount no less than such difference in salary), (ii) health and welfare benefits (excluding severance benefits) that are substantially similar to those health and welfare benefits that are provided to similarly situated employees of Parent or its Subsidiaries, as determined by Parent, and (iii) cash severance benefits (other than reimbursement of COBRA continuation costs) that are no less favorable than the cash severance benefits set forth on Section 6.12(a) of the Company Disclosure Schedules, provided that payment of any such severance benefits shall be subject to such Continuing Employee executing a general release of claims on Parent’s standard form.
(b)    Parent shall use its commercially reasonable efforts to the extent permitted by the terms of Parent’s existing benefit plans and Applicable Law to ensure that, as of the Closing Date, each Continuing Employee receives credit for service with the Company (or predecessor employers to the extent the Company provides such past service credit under the Company Employee Plans) for purposes of eligibility to participate, vesting, vacation entitlement and level of severance benefits under each of the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation or the relevant Subsidiary, as applicable (“Parent Plans”), in which such Continuing Employee becomes a participant; provided that such recognition of service shall not (i) apply for purposes of any equity or equity-based plans (including any entitlement to equity acceleration in connection with retirement); (ii) apply for purposes of any plan that provides retiree welfare benefits, (iii) apply for purposes of benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement pension plan benefits other than as required by Applicable Law in non-US jurisdictions, (iv) operate to duplicate any benefits of a Continuing Employee with respect to the same period of service, or (v) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation.
(c)    With respect to each “employee welfare benefit plan” (as that term is defined in Section 3(1) of ERISA) that is maintained by Parent for the purpose of providing for such plan’s participants or their beneficiaries medical, surgical or hospital care or benefits, the Surviving Corporation or the relevant Subsidiary for the benefit of any Continuing Employees, Parent shall use commercially reasonable efforts to the extent permitted by such plan and Applicable Law (i) to cause all pre-existing condition exclusions of such plan to be waived for each Continuing Employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in such plan, was subject to such conditions under the comparable Company Employee Plan, and (ii) to cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Employee Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary, as applicable, for the plan year in which the Closing Date occurs, subject to the applicable information being provided to Parent in a form that Parent reasonably determines in its sole discretion is administratively feasible to take into account under its plans.
(d)    Unless Parent provides written notice to the Company no later than ten (10) Business Days prior to the Closing Date to the contrary, the Company Board shall adopt resolutions providing that no rights to contributions will accrue after, and that each Qualified Plan shall be terminated, as of the day immediately prior to the Closing Date (but conditioned upon the occurrence of the Closing). The Company and Parent shall cooperate in good faith prior to the Closing with respect to the preparation and execution of all documentation necessary to effect the foregoing termination, and the Company shall provide Parent a reasonable opportunity to review and comment on all such documentation. To the extent that the Qualified Plan(s) are terminated pursuant to Parent’s request, the Continuing Employees shall be eligible to participate in a 401(k) plan maintained by Parent or any of its Subsidiaries or Affiliates as soon as reasonably practicable following the Closing Date.
(e)    To the extent permitted by Applicable Law (including applicable Privacy Laws), the Company shall use commercially reasonable efforts to deliver to Parent, not less than ten (10) Business Days prior to the Closing Date, a schedule in a form reasonably acceptable to Parent, which shall include the information set forth below:
(i)    With respect to each holder of a Company Option: (A) such holder’s name, address, e-mail address and, if available to the Company, social security number (or tax identification number, as applicable), (B) the number of shares of Company Common Stock underlying each Company Option held by such holder, (C) the respective exercise price per Share of such Company Options, (D) the respective grant date(s) of such Company Options and any changes thereto, (E) the respective vesting schedule with respect to such Company Options and any changes thereto, (F) whether any amount is required to be withheld, and (H) such other relevant information that Parent may reasonably require.
(ii)    With respect to each holder of a Company RSU or Company PSU: (A) such holder’s name, address, e-mail address and, if available to the Company, social security number (or tax identification number, as applicable), (B) the number of shares of Company Common Stock underlying each Company RSU and/or Company PSU held by such holder, (C) the respective grant date(s) of such Company RSUs and/or Company PSUs and any changes thereto, (D) the respective vesting schedule with respect to such Company RSUs and/or Company PSUs and any changes thereto, (E) whether any amount is required to be withheld, and (F) such other relevant information that Parent may reasonably require.

(f)    The consummation of the Merger shall constitute a “change in control” for all purposes under the Company Employee Plans.
(g)    The Company will provide Parent with a copy of any material written communications intended for broad-based and general distribution to any current or former employees of the Company or any of its Subsidiaries if such communications relate to the compensation, employment or labor aspects of the Transactions, and will provide Parent with a reasonable opportunity to review and comment on such communications prior to distribution, and the Company will give good faith consideration to such comments.
(h)    As soon as reasonably practicable following the date of this Agreement, but in no event later than seventy-five (75) days following the date of this Agreement, with respect to each “officer” of the Company (as defined in Rule 16a-1 promulgated under the Exchange Act) (each a “Section 16 Officer”) and any other “disqualified individual” of the Company (as defined in Section 280G(c) of the Code), the Company shall furnish to Parent a schedule that sets forth (i) the Company’s reasonable, good faith estimate of the maximum amount (separately identifying single and double-trigger amounts and any tax gross-up payments) that could be paid to such Section 16 Officer or other disqualified individual as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event), (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such Section 16 Officer or other disqualified individual, and (iii) to the extent reasonably requested by Parent, underlying documentation on which such calculations are based. The Company and the Parent agree to use commercially reasonable efforts to cooperate to update the schedules and underlying documentation required by this Section 6.12(h) prior to the anticipated Closing Date.
(i)    To the extent that any Collective Bargaining Agreement requires the Company or any of its Subsidiaries to consult with, provide notice to, or obtain the consent or opinion of any labor organization or similar organization, the Company shall use commercially reasonable efforts comply with any such obligations.
(j)    No provision in this Agreement shall modify or amend any Company Employee Plan or Parent Plan unless this Agreement explicitly states that the provision “amends” such Company Employee Plan or Parent Plan. This shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to such Company Employee Plan or Parent Plan. If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to such Company Employee Plan or Parent Plan and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.
(k)    Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.12 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 6.12(k), require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Company Employee Plan or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) establish, amend or modify any benefit plan, program, agreement or arrangement.
(l)    The Company may omit Personal Information from the Company Disclosure Schedules (or any other document related to the Merger), including Personal Information to be provided pursuant to Section 6.12(e), solely to the extent that the inclusion of such Personal Information at the relevant time would result in a breach of applicable Privacy Laws; provided that, prior to omitting any such Personal Information, the Company shall (i) execute any documents (such as data protection agreements) reasonably necessary to render lawful such inclusion of such Personal Information in the Company Disclosure Schedules (or such other document related to the Merger); (ii) provide Parent with a general description of the omitted Personal Information and the reason for such omission (to the extent not prohibited by applicable Privacy Laws); and (iii) provide Parent with updated copies of the Company Disclosure Schedules (and any such other document related to the Merger) with all omitted Personal Information included, reasonably promptly after the earliest time at which the disclosure of such omitted Personal Information would no longer result in a breach of applicable Privacy Laws (and, in any event, no later than the Closing, unless otherwise prohibited by applicable Privacy Laws); provided, further, that, for the avoidance of doubt, nothing in this Section 6.12(l) shall permit the Company to amend, modify or otherwise supplement the Company Disclosure Schedules (or any other document related to the Merger) other than to include the omitted Personal Information in accordance herewith.
Section 6.13    Proxy Statement; Company Stockholder Approval.
(a)    Proxy Statement.
(i)    As soon as reasonably practicable following the date of this Agreement, and in any event within fifteen (15) Business Days after the date hereof, the Company shall file with the SEC a preliminary Proxy Statement. The Company shall include in the Proxy Statement the Company Recommendation, unless there has been a Change in Recommendation in accordance with Section 6.02(c). If the Company determines that it is required to file any document other than the Proxy Statement in connection with the Merger pursuant to Applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then, subject to Section 6.02, the Company will use its reasonable best efforts to promptly prepare and file such Other

Required Company Filing with the SEC. The Company shall cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and the NYSE. The Company will not file the preliminary or definitive Proxy Statement, any Other Required Company Filing, or any supplement or amendment thereto (or any disclosure relating to the foregoing) with the SEC or otherwise disseminate any of the foregoing without providing Parent and its counsel a reasonable opportunity in advance to review and comment thereon, which comments shall be considered and discussed with Parent and its counsel by the Company and its counsel in good faith. On the date of filing, the date of mailing to the stockholders of the Company and at the time of the Company Meeting, the Company shall cause the Proxy Statement and all Other Required Company Filings not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; provided, notwithstanding the foregoing, no representation or warranty is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filings.
(ii)    Each of the Company, Parent and Merger Sub shall, and shall cause its independent accountants, counsel and other Representatives to, cooperate with the other parties hereto in the preparation of the Proxy Statement, and furnish all information, data and documentation concerning the Company, Parent or Merger Sub or any of their respective Affiliates, as applicable, that is necessary or appropriate in connection with the preparation, filing and distribution of the Proxy Statement and any Other Required Company Filing and the resolution of any comments received from the SEC with respect thereto. If at any time prior to the Company Meeting (or any adjournment or postponement thereof) the Company, on the one hand, or Parent or Merger Sub, on the other hand, discovers any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers, that should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing so that the Proxy Statement or such Other Required Company Filing, as applicable, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party hereto that discovers such information shall promptly notify the other parties hereto, and the Company shall promptly file with the SEC an appropriate amendment or supplement to such filing describing such information and, to the extent required by Applicable Law or the SEC or its staff, disseminate such information to the Company’s stockholders.
(iii)    The Company shall advise the Parent and Merger Sub, promptly after it receives notice thereof, of any receipt of (A) a request by the SEC or its staff for any amendment or revisions to the Proxy Statement or any Other Required Company Filing, (B) comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing or (C) a request by the SEC or its staff for additional information in connection therewith, and the Company shall provide Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to such filings or the Transactions. No response to staff comments on, the Proxy Statement or any Other Required Company Filing shall be made by the Company without providing Parent and its counsel a reasonable opportunity in advance to review and comment thereon, which comments shall be considered and discussed with Parent and its counsel by the Company and its counsel in good faith. The Company shall respond promptly to any comments from the SEC or the staff of the SEC on the Proxy Statement or any Other Required Company Filing.

(iv)    The Company shall use its reasonable best efforts to cause the Proxy Statement to be filed in definitive form and mailed to its stockholders as promptly as practicable (and, in any event, within five (5) Business Days after the earlier of (A) the eleventh (11th) day following the date on which the preliminary Proxy Statement is filed, if the staff of the SEC has not prior to such date informed the Company that they are reviewing the preliminary Proxy Statement and (B) the date on which any comments from the SEC or the staff of the SEC with respect to the preliminary Proxy Statement have been resolved or withdrawn (the earlier of such dates, the “Proxy Clearance Date”)) and to cause the Proxy Clearance Date to occur as promptly as reasonably practicable following the date hereof.
(b)    Company Stockholder Approval.
(i)    The Company shall take all actions necessary to duly call, establish a record date for, give notice of, convene and hold a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (the “Company Meeting”), so that the Company Meeting occurs as soon as reasonably practicable following the Proxy Clearance Date (and, in any event, within thirty (30) days following the Proxy Clearance Date), in accordance with Applicable Law, the Company’s certificate of incorporation and the Company’s bylaws; provided that the Company may postpone or adjourn the Company Meeting following consultation with Parent (and the Company’s good faith consideration of any comments by Parent) if (A) as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Requisite Company Stockholder Approval at the Company Meeting (such postponement or adjournment to be for no more than five (5) Business Days and shall be to no later than the date three (3) Business Days prior to the End Date), (B) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined in good faith (after consultation with the Company’s outside legal counsel) is necessary or required to be filed and disseminated under Applicable Law, the Company’s certificate of incorporation or the Company’s bylaws or (C) the Company is required to postpone or adjourn the Company Meeting by Applicable Law, Order or a request from the SEC or its staff (in each case, such postponement or adjournment to be for no more than a reasonable amount of time and shall be to no later than the date three (3) Business Days prior to the End Date). The Company shall, at the instruction of Parent, postpone or adjourn the Company Meeting if there are not sufficient affirmative votes in person or by proxy at the Company Meeting to adopt this Agreement to allow reasonable time for the solicitation of proxies for purposes of obtaining the Requisite Company Stockholder Approval.
(ii)    Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by Applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement, including a “Say-on-Golden-Parachute” vote) that the

Company shall propose to be acted on by the stockholders of the Company at the Company Meeting.
(iii)    Once the Company has established a record date for the Company Meeting, the Company shall not change such record date or establish a different record date for the Company Meeting without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned, or delayed), unless required to do so by the DGCL. If the record date for the Company Meeting is changed, the Company shall, as to that record date, comply with each of its obligations under this Section 6.13.
(iv)    In connection with the Company Meeting, the Company shall (A) subject to the right to make a Change in Recommendation in accordance with Section 6.02(c), solicit proxies in favor of the adoption if this Agreement in accordance with Applicable Law and use reasonable best efforts to obtain the Requisite Company Stockholder Approval and (B) otherwise comply with all legal requirements applicable to such meeting. The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the definitive Proxy Statement.
(v)    Without limiting the generality of the foregoing, unless this Agreement has been terminated in accordance with its terms, the Company shall establish a record date for, call, give notice of, convene and hold the Company Meeting and submit the Merger and the adoption of this Agreement for the approval of its stockholders at the Company Meeting whether or not a Change in Recommendation shall have occurred or an Acquisition Proposal shall have been publicly announced or otherwise made known to the Company, the Company Board or the Company’s Representatives or its stockholders.
Section 6.14    Company Indebtedness.
Prior to the Closing, the Company shall obtain and deliver to Parent customary payoff letters for any third-party indebtedness for borrowed money of the Company or any of its Subsidiaries in form and substance reasonably satisfactory to Parent evidencing full repayment and satisfaction of all such indebtedness (the “Payoff Letters”), together with any collateral releases, collateral access agreement terminations, mortgage releases, Intellectual Property releases, physical collateral deliveries and other related termination and/or release items in connection therewith. Any such Payoff Letter shall correctly specify the amount necessary to repay in full such indebtedness and shall set forth the account(s) to which such amount(s) shall be paid, and shall acknowledge that, subject to the repayment (or other satisfactory arrangements with respect to outstanding letters of credit) of the aggregate principal amount outstanding under the relevant credit facility, together with all interest accrued thereon, all obligations in respect thereof shall be terminated or released and any Liens or guarantees with respect to such indebtedness have been or concurrently will be released. The Company shall deliver (a) a draft of each such Payoff Letter to Parent at least ten (10) Business Days prior to the anticipated Closing Date and (b) an executed copy of each such Payoff Letter in substantially similar form at least one (1) Business Day prior to the Closing Date.
ARTICLE 7
CONDITIONS TO THE MERGER

Section 7.01    Conditions to the Obligations of Each Party.
The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent not prohibited by Applicable Law, waiver of, as of the Closing, of the following conditions:
(a)    Requisite Company Stockholder Approval. The Requisite Company Stockholder Approval shall have been obtained in accordance with the DGCL;
(b)    Regulatory Authorizations. All applicable waiting periods (and any extensions thereof) under the HSR Act relating to the consummation of the Merger shall have expired or been terminated, the European Commission shall have issued a decision under the EC Merger Regulation declaring the Merger compatible with the common market, and the approvals, clearances and consents listed on Section 7.01(b) of the Company Disclosure Schedules (the “Specified Foreign Antitrust Approvals”) shall have been obtained, and
(c)    No Injunction. No court of competent jurisdiction or any Governmental Entity having jurisdiction over any party hereto shall have issued any Order, nor shall there be in effect any Applicable Law or other legal restraint, injunction or prohibition (each of the foregoing, a “Restraint”) that makes consummation of the Merger illegal or otherwise prohibited.
Section 7.02    Conditions to the Obligations of Parent and Merger Sub.
The obligation of Parent and Merger Sub to consummate the Merger shall be further subject to the satisfaction, or to the extent not prohibited by Applicable Law, waiver of, as of the Closing, of each of the following conditions:
(a)    Representations and Warranties. Each of the representations and warranties of the Company (i) contained Section 4.02(a) (Capital Structure) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), in each case, except for such failures to be true and correct that, individually or in the aggregate, are only de minimis failures to be true and correct, (ii) contained in Section 4.01(a) (Organization), Section 4.03(a) (Corporate Authority Relative to this Agreement) and Section 4.03(c)(iii)(A) (No Violation of Company Organizational Documents), and Section 4.18 (Opinion of Financial Advisor) (the “Fundamental Representations”) (A) to the

extent qualified by materiality or “Company Material Adverse Effect”, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date (except, in each case, to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), and (B) to the extent not qualified by materiality or “Company Material Adverse Effect,” shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date (except, in each case, to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such specific date only), (iii) contained in Section 4.10(b) (No Company Material Adverse Effect) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and (iv) contained in Article 4 (other than the representations and warranties listed in clauses (i), (ii) or (iii) above), without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(b)    Covenants. The Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing; and
(c)    Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions in clauses (a), (b) and (c) of this Section 7.02.
Section 7.03    Conditions to the Obligations of the Company.
The obligation of the Company to consummate the Merger shall be further subject to the satisfaction, or to the extent not prohibited by Applicable Law, waiver of, as of the Closing each of the following conditions:
(a)    Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in Article 5, without giving effect to any materiality qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct that would not, individually or in the aggregate, prevent or have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger;
(b)    Covenants. Parent and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing; and

(c)    Certificate. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent as to the satisfaction of the conditions in clauses (a) and (b) of this Section 7.03.
ARTICLE 8
TERMINATION
Section 8.01    Termination.
This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):
(a)    by mutual written agreement of the Company and Parent;
(b)    by either the Company or Parent, if:
(i)    the Closing shall not have occurred at or before 5:00 p.m. (New York City time) on the twelve (12) month anniversary of the date of this Agreement (as such date may be extended from time to time pursuant to this Section 8.01(b)(i), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement has been the principal cause of, or resulted in, the failure of the Closing to have occurred at or prior to 5:00 p.m. (New York City time) on the End Date; provided, further, that if by the fifth (5th) Business Day prior to any then-scheduled End Date any of the conditions set forth in Section 7.01(b) and Section 7.01(c) (if the Restraint arises under Antitrust Laws) have not been satisfied or waived by each applicable party hereto entitled to the benefit of such condition, then either Parent or the Company shall be entitled to extend the End Date by three (3) months by delivering written notice to the other party hereto no later than such then-scheduled End Date; provided, further, that, except as provided for in Section 9.09, the End Date can never be extended beyond the eighteen (18) month anniversary of the date hereof;
(ii)    the Requisite Company Stockholder Approval shall not have been obtained at the Company Meeting or at any adjournment or postponement thereof, in each case, at which a vote on such adoption was taken;
(iii)    any court of competent jurisdiction or any Governmental Entity shall have issued a final, non-appealable Order or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting the Merger, or any Applicable Law shall be in effect that makes consummation of the Merger illegal; provided that the right to terminate this Agreement pursuant to this Section 8.01(b)(iii) shall not be available to any Party whose failure to perform any of its obligations under this Agreement has been the principal cause of, or resulted in, the events specified in this Section 8.01(b)(iii); or
(c)    by Parent, if:

(i)    prior to the receipt of the Requisite Company Stockholder Approval, (A) the Company Board (or any committee thereof) shall have failed to include the Company Recommendation in the Proxy Statement or shall have otherwise effected a Change in Recommendation, (B) the Company shall have entered into an Alternative Acquisition Agreement or (C) the Company shall have committed a material and Willful Breach of Section 6.02 or Section 6.13;
(ii)    the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or any representation or warranty of the Company contained in this Agreement shall not be true and correct, which breach, failure to perform or failure to be true and correct (A) would give rise to the failure of one of the conditions set forth in Section 7.02(a) or Section 7.02(b) to be satisfied and (B) is incapable of being cured or has not been cured by the Company within thirty (30) calendar days after written notice has been given by Parent to the Company of such breach, failure to perform or failure to be true and correct (or, if earlier, by the End Date); provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(c)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub is in material breach of this Agreement;
(iii)    any Governmental Entity shall have issued a final, non-appealable Order or taken any other action or any Applicable Law shall be in effect, in each case, deemed applicable to the Merger by any Governmental Entity that would constitute an Action of Divestiture; provided that the right to terminate this Agreement pursuant to this Section 8.01(c)(iii) shall not be available to Parent if Parent’s failure to perform any of its obligations under this Agreement has been the principal cause of, or resulted in, the events specified in this Section 8.01(c)(iii); or
(d)    by the Company:
(i)    prior to the receipt of the Requisite Company Stockholder Approval, in order to enter into a definitive Alternative Acquisition Agreement concerning a transaction that constitutes a Superior Proposal in accordance with Section 6.02(d) concurrently with such termination; provided that the Company (A) prior to or concurrently with such termination pays to Parent by wire transfer in immediately available funds the Company Termination Fee required to be paid pursuant to Section 8.03(a)(i) and (B) concurrently with such termination, enters into such definitive Alternative Acquisition Agreement; or
(ii)    if Parent shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or any representation or warranty of Parent contained in this Agreement shall not be true and correct, which breach, failure to perform or failure to be true and correct (A) would give rise to the failure of one of the conditions set forth in Section 7.03(a) or Section 7.03(b) to be satisfied, and (B) is incapable of being cured or has not been cured by Parent within thirty (30) calendar days after written notice has been given by the Company to Parent of such breach, failure to perform or failure to be true and correct (or, if earlier, by the End

Date); provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, the Company is in material breach of this Agreement.
The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is effected and the basis for such termination.
Section 8.02    Effect of Termination.
(a)    If this Agreement is validly terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party, any Representative of such party or any Parent Related Party to each other party hereto; provided, however, that the provisions of this Section 8.02, Section 8.03 and Article 9 shall survive any termination hereof pursuant to Section 8.01; provided, further, that nothing herein shall relieve Parent, Merger Sub or the Company from any liability for any fraud or Willful Breach of this Agreement prior to such termination. Upon any termination of this Agreement, the Confidentiality Agreement shall continue in effect in accordance with its terms.
Section 8.03    Termination Fees.
(a)    Company Termination Fee; No Vote Fee.
(i)    If, but only if, this Agreement is terminated by (A) Parent pursuant to Section 8.01(c)(ii) or either Parent or the Company pursuant to Section 8.01(b)(i) (but only if at the time of such termination each of the conditions set forth in Section 7.01 have been satisfied except for the condition set forth in Section 7.01(a)) or Section 8.01(b)(ii), and in any such case (1) prior to the date of such termination (or the date of the Company Meeting in the case of termination pursuant to Section 8.01(b)(ii)), an Acquisition Proposal shall have been communicated to the executive management of the Company or the Company Board or shall have been publicly disclosed and (2) within twelve (12) months after such termination, (x) the Company enters into a definitive agreement with respect to any Qualifying Acquisition Transaction with a Third Party that is thereafter consummated or (y) the Company consummates the transactions contemplated by any Qualifying Acquisition Transaction with a Third Party, which, in the case of (x) or (y), need not be the same Acquisition Proposal described in clause (1) above; (B) the Company pursuant to Section 8.01(d)(i); or (C) Parent pursuant to Section 8.01(c)(i); then, in any such case, the Company shall pay, or cause to be paid, to Parent or Parent’s designee(s), as the case may be, an amount equal to $80,000,000 (such amount, the “Company Termination Fee”) (subject to any credit under Section 8.03(d)(i)(B)).
(ii)    If, but only if, this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(ii), the Company shall pay, or cause to be paid, to

Parent or Parent’s designee(s), as the case may be, an amount equal to $21,000,000 (such amount, the “No Vote Fee”).
(iii)    Notwithstanding anything to the contrary in this Section 8.03(a), but subject to Section 8.02 if the Company Termination Fee is paid, the Company Termination Fee shall constitute liquidated damages, and from and after such termination, Company shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than the payment of the Company Termination Fee (and any related amounts owing pursuant to Section 8.03(d)) and such payments shall be the sole and exclusive remedy under this Agreement of Parent, Merger Sub and their respective Subsidiaries against the Company and the Company Related Parties in the event of a termination of this Agreement giving rise to the payment of the Company Termination Fee.
(b)    Parent Termination Fee. If, but only if, (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(i) (due to a failure to satisfy any condition set forth in Section 7.01(b) or Section 7.01(c) (if the Restraint arises under Antitrust Laws)), Section 8.01(b)(iii) (if the Order, action or Applicable Law arises under Antitrust Laws) or Section 8.01(c)(iii) (if the Order, action or Applicable Law arises under Antitrust Laws) (any such termination, a “Parent Termination Fee Triggering Termination”), (ii) at the time of such termination any condition set forth in Section 7.01(b) or Section 7.01(c) (if the Restraint arises under Antitrust Laws) shall not be satisfied or waived by each applicable party hereto entitled to the benefit of such condition, (iii) at the time of such termination all other conditions set forth in Section 7.01 and Section 7.02 shall be satisfied or shall have been waived other than any such conditions that by their nature are to be satisfied by actions to be taken at the Closing (and, in the case of those conditions that by their nature are to be satisfied by actions to be taken at the Closing, such conditions are capable of being satisfied if the Closing were to occur at the time of such termination) and (iv) the Company is not in material breach of this Agreement, which material breach was the principal cause of the failure to satisfy conditions to the Merger that resulted in the Parent Termination Fee Triggering Termination, then Parent shall pay to the Company a termination fee equal to $250,000,000 (the “Parent Termination Fee”). Notwithstanding anything to the contrary in this Section 8.03(b), but subject to Section 8.02, if the Parent Termination Fee is paid, the Parent Termination Fee shall constitute liquidated damages, and from and after such termination, Parent shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than the payment of the Parent Termination Fee (and any related amounts owing pursuant to Section 8.03(d)) and such payments shall be the sole and exclusive remedy under this Agreement of the Company and its Subsidiaries and stockholders of the Company against Parent, Merger Sub and the Parent Related Parties in the event of a Parent Termination Fee Triggering Termination.
(c)    Payment of Termination Fees.
(i)    Any payments required to be made by the Company under Section 8.03(a) shall be made by wire transfer of same day funds to the account or accounts designated by Parent, (A) in the case of Section 8.03(a)(i)(A), on the same day as the consummation of a Qualifying Acquisition Transaction, (B) in the case of

Section 8.03(a)(i)(B), immediately prior to or concurrently with (and as a condition to the effectiveness of) such termination, (C) in the case of Section 8.03(a)(i)(C), promptly, but in no event later than two (2) Business Days after the date of such termination, and (D) in the case of Section 8.03(a)(ii), either immediately prior to or concurrently with such termination (if such termination is by the Company) or promptly, but in no event later than two (2) Business Days, after the date of such termination (if such termination is by Parent).
(ii)    Any payments required to be made by Parent under Section 8.03(b) shall be made by wire transfer of same day funds to the Company no later than two (2) Business Days after the date of such termination.
(d)    No Duplication.
(i)    (A) For the avoidance of doubt, any payment of the Company Termination Fee made by the Company pursuant to Section 8.03(a), shall be payable only once with respect to this Section 8.03 and not in duplication even though such payment may be payable under one or more provisions hereof and (B) in the event that a No Vote Fee has already been paid pursuant to Section 8.03(a), the Company shall be entitled to credit the amount of the No Vote Fee actually received by Parent against the amount of the Company Termination Fee.
(ii)    For the avoidance of doubt, any payment of the Parent Termination Fee made by Parent pursuant to Section 8.03(b), shall be payable only once with respect to this Section 8.03 and not in duplication even though such payment may be payable under one or more provisions hereof.
(e)    Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.03 are an integral part of this Agreement and the Transactions and that without such agreements the Company, Parent and Merger Sub would not have entered into this Agreement. Accordingly, (i) if the Company fails to pay the Company Termination Fee or the No Vote Fee due pursuant to this Section 8.03 or any portion thereof and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in an Order against the Company or the Parent for such amounts or any portion thereof, the Company shall pay to Parent or Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the amount of the Company Termination Fee or No Vote Fee, as applicable (or, in each case, any portion thereof that has not been paid timely in accordance with this Agreement), and on the amount of such costs and expenses and (ii) if Parent fails to pay the Parent Termination Fee pursuant to this Section 8.03 or any portion thereof and, in order to obtain such payment, the Company commences a suit which results in an Order against the Parent requiring Parent to pay such amount or any portion thereof, Parent shall pay to the Company its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit and together with interest on the amount of the Parent Termination Fee (or any portion thereof that has not been paid timely in accordance with this Agreement), and on the amount of such costs and expenses. Any interest required to be paid pursuant to the preceding sentence shall be calculated, in the case of the Company Termination Fee, the No Vote Fee or the Parent Termination Fee, as applicable, from and including the date payment of was required to be made pursuant to Section 8.03(c) or, in the case of any cost or expenses of Parent or the Company, from and including the date payment was required to be made pursuant to this Section 8.03(e), in each case, through the date of actual payment at the prime rate as published by Citibank, N.A. in effect on the date such payment was required to be made.
ARTICLE 9
MISCELLANEOUS
Section 9.01    Notices.
All notices and other communications hereunder shall be in writing and shall be deemed delivered, given and received (a) when delivered in person, (b) when transmitted by facsimile (with written confirmation of completed transmission), (c) when sent by email (upon receipt by sender of confirmation of receipt by recipient, which confirmation shall be promptly delivered by recipient if so requested by sender in the applicable notice or other communication), (d) on the third (3rd) Business Day following the mailing thereof by certified or registered mail (return receipt requested) or (e) when delivered by an express courier (with written confirmation of delivery), in each case, to the applicable party hereto at the applicable address or facsimile number set forth below (or to such other address or facsimile number as such party may have specified in a written notice given to the other parties hereto). Any notice received after 5:00 p.m., local time at Parent’s or the Company’s address set forth below, as applicable, on a Business Day, or at any time on a day that is not a Business Day, shall be deemed received on the next Business Day. Such notices or other communications must be sent to each respective party hereto at the address, email address or facsimile number set forth below:
if to the Company, to:
Fitbit, Inc.
199 Fremont Street, 14th Floor
San Francisco, CA 94104
Attention:     General Counsel
E-Mail:     legal@fitbit.com

with a copy to:

Fenwick & West LLP
555 California Street
San Francisco, California 94104
Attention:    Douglas Cogen
E-Mail:    dcogen@fenwick.com

if to Parent or Merger Sub, to:

Google LLC
1600 Amphitheatre Parkway
Mountain View, CA 94043

Attention:     Timothy Reusing, M&A Legal
Erin Hyun, M&A Legal
E-Mail:     ma-notice@google.com

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention:    Aaron J. Meyers
Glenn P. McGrory
Facsimile:    (212) 225-3999
E-Mail:    ameyers@cgsh.com; gmcgrory@cgsh.com

Section 9.02    Survival of Representations, Warranties and Covenants.
The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided that this Section 9.02 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or otherwise expressly by its terms survives the Effective Time, which covenants or agreements shall survive until fully performed.
Section 9.03    Amendments, Modification and Waivers.
(a)    Any provision of this Agreement may be amended, modified or waived at any time before or after approval of this Agreement and the Merger by the Boards of Directors of the Company, Parent and Merger Sub if, but only if, such amendment, modification or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that following the receipt of the Requisite Company Stockholder Approval, no such amendment, modification or waiver shall be made or given that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained.
(b)    Any failure of any of the parties hereto to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties hereto entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04    Costs; Expenses.
Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
Section 9.05    Assignment; Benefit; No Other Representations.
(a)    This Agreement shall not be assigned by any of the parties hereto (whether by operation of Applicable Law or otherwise) without the prior written consent of the other parties hereto and any purported assignment in violation of this Section 9.05 shall be null and void; provided that Parent or Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors, and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except (i) from and after (but not before) the Effective Time, the provisions of Section 6.07 shall inure to the benefit of the Indemnified Parties, (ii) the provisions of Section 9.15 and the last sentence of Section 8.03(b) shall inure to the benefit of the Parent Related Parties, (iii) from and after (but not before) the Effective Time, the holders of Shares shall be beneficiaries of Section 2.07(b), (iv) from and after (but not before) the Effective Time, the Persons entitled to receive the consideration specified in Section 2.09 shall be beneficiaries of Section 2.09, and (v) the last sentence of Section 8.03(b) shall inure to the benefit of the Company Related Parties. For the avoidance of doubt, no holder of Shares shall have any third-party beneficiary rights under this Section 9.05 or any other provision of this Agreement except, only after the Effective Time, the holders of Shares shall be beneficiaries of Section 2.07(b). Notwithstanding the immediately preceding sentence, prior to the Effective Time the Company may enforce this Agreement, including the specific performance provisions hereof, on behalf of the holders of Shares.
(b)    Except for the representations and warranties contained in Article 4, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and neither Parent nor Merger Sub is relying on, any other express or implied representation or warranty with respect to the Company or with respect to any other information (including any estimates, projections, forecasts, plans or other forward-looking information) made available to Parent or Merger Sub in connection with the Transactions (including with respect to the accuracy or completeness thereof). In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company’s business and operations.

Section 9.06    Governing Law.
This Agreement and any Proceedings arising out of or related hereto or to the Merger or to the inducement of any party hereto to enter into this Agreement (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the Applicable Law of the State of Delaware, including all matters of construction, validity and performance, without regard to the conflicts of law rules of such State that would refer a matter to the laws of another jurisdiction.
Section 9.07    Jurisdiction.
The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Court of Chancery of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom. Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the Transactions, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the Transactions may not be enforced in or by such courts. Each party agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by Applicable Law.
Section 9.08    Waiver of Jury Trial.
EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 9.09    Specific Performance; Remedies.
The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no such state court has proper jurisdiction, the Federal District Court located in Wilmington, Delaware, and any appellate court therefrom, and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). If, prior to the End Date, any Party brings any Proceeding to enforce specifically the performance of the terms and provisions hereof (other than any such terms and provisions that expressly survive the termination of this Agreement) by any other Party, the End Date shall automatically be extended to the later of (i) 5:00 p.m. (New York City time) on the twentieth (20th) Business Day following the resolution of such Proceeding and (ii) such other date and time established by the court presiding over such Proceeding, as the case may be, solely if such later date and time is later than the End Date.
Section 9.10    Severability.
Other than with respect to Section 8.03, which is an integral part of this Agreement, if any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Merger and the other Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner, in order that the Merger be consummated as originally contemplated to the fullest extent possible.
Section 9.11    Entire Agreement.
This Agreement, the Confidentiality Agreement, the exhibits to this Agreement, the Schedules, the Company Disclosure Schedules and the Parent Disclosure Schedules and any documents delivered by the parties hereto in connection herewith constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect thereto.
Section 9.12    Rules of Construction.
Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution and delivery of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties hereto shall be deemed the work product of all of the parties hereto and may not be construed against any party hereto by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

Section 9.13    Headings.
Headings of the Articles and Sections of this Agreement are for convenience of the parties hereto only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 9.14    Counterparts; Effectiveness.
This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party hereto has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.
Section 9.15    Non-Recourse.
(a)    This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Notwithstanding anything herein to the contrary, no Parent Related Party shall have any Liability (whether at law, in equity, in contract, in tort or otherwise) to the Company, any holder of Shares or any other Person for any obligations or Liabilities to any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions and thereby.
(b)    Notwithstanding anything to the contrary that may be expressed or implied in this Agreement and without limiting the generality of Section 9.15(a), no Parent Related Party shall have any Liability to the Company or any of its Affiliates or Representatives, or any holder of Shares, or any Person claiming by, under or through the Company, or any other Person relating to or arising out of this Agreement or in respect of any other document or theory (whether at law, in equity, in contract, in tort or otherwise) or in respect of any oral representations made or alleged to be made in connection herewith (whether at law, in equity, in contract, in tort or otherwise).
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FITBIT, INC.

By:	/s/ James Park
Name:	James Park
Title:	Chief Executive Officer

GOOGLE LLC

By:	/s/ Sanjay Kapoor
Name:	Sanjay Kapoor
Title:	Vice President, Corporate Development

MAGNOLIOPHYTA INC.

By:	/s/ Kenneth Yi
Name:	Kenneth Yi
Title:	Chief Executive Officer, President & Secretary

[Signature page to Agreement and Plan of Merger]